As filed with the Securities and Exchange Commission on October 3, 2008

Registration No. 333-152622

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

T Bancshares, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)

Texas (state or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	71-0919962 (I.R.S. Employer Identification No.)

16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
(972) 720-9000
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Patrick G. Adams
Chief Executive Officer
T Bancshares, Inc.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
(972) 720-9000
(214) 720-9025 (Telecopy)
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copies to:
Peter G. Weinstock, Esq.	Michael G. Keeley, Esq.
Hunton & Williams LLP	Hunton & Williams LLP
1445 Ross Avenue, Suite 3700	1445 Ross Avenue, Suite 3700
Dallas, Texas 75202-2799	Dallas, Texas 75202-2799
(214) 979-3000	(214) 979-3000
(214) 740-7182 (Telecopy)	(214) 740-7138 (Telecopy)

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be		Offering Price	Aggregate	Amount of
Securities To Be Registered	Registered		per Share	Offering Price	Registration Fee
Transferable Common Stock Subscription Rights(1)	1,069,052		N/A	N/A	$0	(2)
Common Stock, par value $0.01 per share	1,069,052	(3)	$7.50	$8,017,890	$315.10
Total	1,069,052

(1)	The subscription rights are being issued without consideration and each represents the right to subscribe for one (1) share of common stock, par value $0.01 per share.

(2)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Represents the maximum number of shares issuable upon the exercise of the subscription rights and/or subscriptions during the limited public offering.

(4)	Estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2008

PROSPECTUS

1,069,052 Shares

Common Stock

We are distributing, at no charge to each of our shareholders, transferable subscription rights to purchase an aggregate of up to 1,069,052 shares of our common stock for an aggregate subscription price of $8,017,890. Transferable subscription rights certificates entitling you to purchase one (1) share of our common stock for every 1.59375 shares of common stock you owned as of the close of business on July 31, 2008, are being delivered to you along with this prospectus.

Each subscription right will entitle its holder to purchase one share of our common stock at the subscription price of $7.50 per share, which we refer to as the basic subscription right. We will not issue fractional shares. If you fully exercise your basic subscription rights and other shareholders do not fully exercise their basic subscription rights, you will be entitled to exercise an oversubscription privilege to purchase, subject to limitations, a portion of the unsubscribed shares of our common stock. To the extent you exercise your oversubscription privilege and pay for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription amount received by the subscription agent will be returned, without interest, as soon as practicable. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on ____________, 2008, unless we extend the rights offering period. However, we will not extend the rights offering period beyond December 31, 2008.

You should carefully consider, prior to the expiration of the rights offering, whether to exercise your subscription rights. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights are freely transferable, but the subscription rights will not be listed for trading on any stock exchange or market or on the Over-The-Counter Bulletin Board (the “OTCBB”).

We are also offering the shares of common stock offered but not subscribed for in the rights offering to the public through a limited public offering. This offering is available only to persons selected by us, in our sole discretion. The limited public offering will expire at 5:00 p.m., New York City time on _________, 2008, which is also the expiration date of the rights offering, unless we extend it in our sole discretion. However, we will not extend the limited public offering beyond December 31, 2008. We reserve the right to accept or reject, in whole or in part, any subscription tendered in the rights offering or the limited public offering.

We will conduct the rights offering and the limited public offering solely on a “best efforts” basis without the services of an underwriter or placement agent, but we may choose to engage one or more at our discretion. We reserve the right to amend or terminate either or both of the offerings at any time.

Our common stock is quoted on the OTCBB under the symbol “TBNC.OB.” On ___, 2008, the closing bid of our common stock as reported by the OTCBB was $_____ per share.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 9 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-KSB for the year ended December 31, 2007, as well as the risks described in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008, and all other documents incorporated by reference in this prospectus in their entirety to read about important factors you should consider before exercising your subscription rights in the rights offering or purchasing shares of our common stock in the limited public offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS
AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is _________, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus, any exercise of the subscription rights or sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such dates. Nothing contained in, or accessible through, our website, is incorporated into this prospectus.

Unless the text clearly suggests otherwise, all references in this prospectus to “us,” “we,” “our” or the “company” include T Bancshares, Inc. and its subsidiaries, including, T Bank, N.A., which we sometimes refer to as the “Bank.”

QUESTIONS AND ANSWERS

The following are examples of what we anticipate will be common questions about the rights offering and the limited public offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including the potential risks related to the rights offering, our common stock and our business.

Q.  What is the rights offering?

A.  The rights offering is a distribution, at no charge, to holders of our common stock, of one (1) transferable subscription right for every 1.59375 shares of common stock they owned as of 5:00 p.m., New York City time, on July 31, 2008, the rights offering record date. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will entitle the record holder to a basic subscription right and an oversubscription privilege. Persons who are acquiring subscription rights by transfer will only be entitled to exercise the basic subscription right.

Q.  What is the basic subscription right?

A.  The basic subscription right gives the right holder the opportunity to purchase one (1) share of our common stock at the subscription price of $7.50 per share. You are receiving, as a holder of our common stock, as of 5:00 p.m., New York City time, on the record date, one (1) subscription right for every 1.59375 shares of our common stock you owned at that time. For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 627 subscription rights and would have the right to purchase up to 627 shares of common stock (rounded down from 627.45 shares), at a price of $7.50 per full share pursuant to your basic subscription right. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights at all.

Fractional shares of our common stock resulting from the issuance or exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable.

Q.  What is the oversubscription privilege?

A.  In the event that you are a record holder and exercise your basic subscription right in full, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our other shareholders through the exercise of their basic subscription rights, subject to limitations on oversubscription privileges. Pursuant to the oversubscription privilege, you may subscribe to purchase up to the number of shares equal to the subscription rights represented on your transferable subscription rights certificate, provided that you fully and properly exercised your basic subscription right. For example, if you owned 1,000 shares as of the record date, you received 627 subscription rights in the rights offering. Pursuant to your basic subscription right, you may purchase up to 627 shares in the rights offering. If you fully exercised your basic subscription right to purchase all 627 shares, you may purchase up to an additional 627 shares pursuant to your oversubscription privilege, or an aggregate of 1,254 shares.

If sufficient shares of common stock are available, we will seek to honor your exercise of the oversubscription privilege request in full. If, however, oversubscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among shareholders who oversubscribed by multiplying the number of shares requested by each shareholder through the exercise of their oversubscription privileges by a fraction that equals (x) the number of shares available to be issued through oversubscription privileges divided by (y) the total number of shares requested by all shareholders through the exercise of their oversubscription privileges.

In order to properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege prior to the expiration of the rights offering. We will not know the total number of unsubscribed shares prior to the expiration of the rights offering. If you wish to maximize the number of shares you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the initial subscription price multiplied by the maximum number of shares of our common stock available to you, pursuant to both your basic subscription right and your oversubscription privilege. If your oversubscription privilege cannot be exercised in full, the subscription agent will return to you an amount equal to the difference between the subscription payment you delivered and the purchase price for the aggregate number of shares you purchased, without interest or penalty.

i

Q. How was the subscription price of $7.50 per share determined?

A. Our board of directors, in consultation with The Bank Advisory Group, L.L.C., determined the subscription price after considering our needs for additional capital to meet and sustain regulatory requirements, the estimated price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity, potential and current market conditions and the desire to provide an opportunity to our shareholders to participate in the rights offering.  Based upon our initial consultation with The Bank Advisory Group and then-existing market conditions, our board of directors, in July 2008, set an offering price of $8.00 per share. However, due to recent economic challenges affecting financial institutions and depressed stock prices, we engaged The Bank Advisory Group to update its analysis and valuation of our common stock to accurately reflect current market conditions. After reviewing The Bank Advisory Group’s updated valuation, on September 24, 2008, our board of directors approved the revised offering price of $7.50 per share, considering all of the factors listed above. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair market value of the common stock to be offered in the rights offering.

Q.  Am I required to exercise all of the subscription rights I receive in the rights offering?

A.  No.  Your participation in the rights offering is voluntary. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you choose not to exercise your subscription rights in full, however, the relative percentage of our common stock that you own may substantially decrease, and your voting and other rights may be substantially diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to an oversubscription privilege.

Q.  How soon must I act to exercise my subscription rights?

A.  You may exercise your subscription rights at any time beginning on the date of this prospectus until the expiration date of the rights offering, which is __________, 2008, at 5:00 p.m., New York City time, unless we extend the rights offering period. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering, subject to certain exceptions described in this prospectus. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

Q.  Will our directors and executive officers participate in the rights offering?

A.  Yes. Although they have no obligation to participate in the rights offering, each of our directors, in his or her individual capacity, has indicated the intention to exercise his or her basic subscription right in full, with respect to shares of common stock that are beneficially owned and not subject to further conditions. In addition, each of our executive officers, in his or her individual capacity, has indicated the intention to exercise his or her basic subscription right in full, with respect to shares of common stock that are beneficially owned and not subject to further conditions. The executive officers have no obligation to participate in the rights offering. Collectively, our directors and executive officers beneficially owned 406,338 shares of our common stock as of the record date. The price per full share paid by our directors and executive officers for the common stock will be equal to the subscription price paid by our other shareholders in this rights offering.

Q. Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering ?

A.  Yes. Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including oversubscription privileges) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 9.9% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering. See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or oversubscription privileges to any shareholder who is required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if, as of the expiration date, we determine that such clearance or approval has not been satisfactorily obtained or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy oversubscriptions by other shareholders pursuant to their subscription rights and the subscription agent will return any subscription payments not accepted as soon as practicable after the rights offering without interest or penalty.

Q.  May I transfer my subscription rights?

A.  Yes. Should you choose not to exercise your subscription rights, you may sell, or otherwise transfer, your subscription rights. Subscription rights are also transferable by operation of law (for example, upon the death of the recipient). However, we reserve the right to reject, in whole or in part, any subscription tendered in the rights offering other than subscriptions tendered by our existing shareholders as of the record date pursuant to their basic subscription rights. If you choose to transfer all or a portion of your subscription rights, neither you nor the transferee will have an oversubscription privilege.

Q.  Are there any restrictions on my ability to transfer the subscription rights?

A.  We have not placed any restriction on your ability to transfer subscription rights. We have registered the subscription rights under the Security Act of 1933 and they are fully transferable. However, we cannot assure you that any market will develop for the subscription rights or that you will be able to transfer them. In addition, the transfer of subscription rights between certain parties, such as between an individual retirement account and the owner of that account may be prohibited by law. We encourage you to talk with your legal, tax and financial advisors before making any such transfer.

Q.  Are we requiring a minimum subscription to complete the rights offering?

A.  No.  We are not requiring a minimum subscription to complete the rights offering.

Q.  Can our board of directors extend, cancel, or amend the rights offering?

A.  Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We will not extend the rights offering beyond December 31, 2008. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments that the subscription agent has received will be returned, without interest or deduction, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering.

Q.  Has our board of directors made a recommendation to our shareholders regarding the rights offering?

A.  No. Neither we nor our board of directors is making any recommendations as to whether or not you should exercise your subscription rights. If you exercise subscription rights, you risk investment loss on the money invested. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in, or incorporated by reference into, this prospectus. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Q. How do I exercise my subscription rights? What forms and payment are required to purchase the shares of common stock offered pursuant to this rights offering?

A.  If you wish to participate in this rights offering, you must take the following steps:

•	deliver a properly completed Transferable Subscription Rights Certificate to the subscription agent before 5:00 p.m., New York City time, on _________, 2008; and

•
deliver payment for the full amount of the subscription rights you wish to exercise (including pursuant to the oversubscription privilege) to the subscription agent, using the methods outlined in this prospectus before, 5:00 p.m., New York City time, on __________, 2008.

Additional details are provided under “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Payment Method.” If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

Q. What should I do if I want to participate in the rights offering, but I hold my shares in the name of my broker, dealer, custodian bank, or other nominee?

A.  If you hold your shares of common stock in the name of a broker, dealer, custodian bank, or other nominee, then your broker, dealer, custodian bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee that is the record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

Q.  When will I receive my new shares?

A.  If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering, which we expect to occur as promptly as practicable following expiration of the rights offering.

Q.  After I send in my payment and rights certificate (or Notice of Guaranteed Delivery), may I cancel my exercise of subscription rights?

A.  No.  All exercises of subscription rights are irrevocable. Once you send in your rights certificate (or Notice of Guaranteed Delivery) to exercise any subscription rights, you cannot revoke the exercise of your subscription rights, even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are sure that you wish to purchase additional shares of our common stock at the subscription price of $7.50 per full share.

Q.  How many shares of our common stock will be outstanding after the rights offering?

A.  As of July 31, 2008, the record date, we had 1,703,801 shares of our common stock issued and outstanding. The number of shares of our common stock that we will issue in this rights offering through the exercise of subscription rights will depend on the number of shares that are subscribed for in the rights offering. We anticipate that we will have a maximum of 2,772,853 shares of common stock outstanding after consummation of the rights offering.

Q.  How much money will the company receive from the rights offering?

A.  If all of the subscription rights (including all oversubscription privileges) are exercised in full by our shareholders, we expect the gross proceeds from the rights offering to be approximately $8,017,890. We are offering shares in the rights offering to shareholders with no minimum purchase requirement and, as a result, there can be no assurances that we will sell all or any of the shares being offered to existing shareholders.

Q.  Are there risks in exercising my subscription rights?

A.  Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the information in this prospectus, including the risks described under the heading “Risk Factors” and the documents incorporated by reference in this prospectus.

Q.  If the rights offering is not completed, will my subscription payment be refunded to me?

A.  Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we are unable to complete the rights offering, all subscription payments that the subscription agent receives will be returned, without interest or penalty, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares.

Q.  Will the subscription rights be listed on a stock exchange or national market?

A.  We do not intend to list the subscriptions rights for trading on any stock exchange or market or on the OTCBB. Our common stock will continue to trade on the OTCBB under the symbol “TBNC.OB” and the shares of our common stock issued upon the exercise of the subscription rights may also be traded on the OTCBB Board under the symbol “TBNC.OB.”

Q.  How do I exercise my subscription rights if I live outside the United States?

A.  We will not mail this prospectus or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for the accounts of such shareholders. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow the procedures described in “Rights Offering — Foreign Shareholders.”

Q.  What fees or charges apply if I purchase shares of the common stock?

A.  We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you are a beneficial owner of our common stock and exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

Q.  What are the material U.S. federal income tax consequences of exercising subscription rights?

A.  For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Q.  To whom should I send my forms and payment?

A.  If your shares are held in the name of a broker, dealer, or other nominee, then you should send your subscription documents, rights certificate, Beneficial Owner Election Form, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by overnight delivery, first class mail or courier service to:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane, Plaza Center New York, NY 10038

Q. What if all shares being offered in the rights offering are not sold?

A. At the same time that we are conducting the rights offering, we may also conduct a limited public offering to either “accredited investors” or “well-informed,” “sophisticated investors.” This offering is available only to persons selected by us, in our sole discretion. The only shares that will be offered in the limited public offering are shares that are not subscribed for in the rights offering. Therefore, if the rights holders subscribe for all of the shares by exercising their subscription rights and/or the oversubscription privilege, there will be no shares available for distribution in the limited public offering. The limited public offering will expire at the close of business on ___________, 2008, unless we extend it in our sole discretion. However, we will not extend the limited public offering beyond December 31, 2008.

In the limited public offering, offerees will have the opportunity to subscribe to purchase shares at $7.50 per share, which is the same as the offering price in the rights offering. The minimum number of shares for which an offeree, who was not a shareholder of the company as of the record date, may subscribe for in the limited public offering is 3,333 shares ($25,000), and the maximum number of shares for which an offeree, who was not a shareholder of the company prior to the record date, may subscribe for in the limited public offering is 33,333 shares ($250,000). We may waive these limitations in our sole discretion.

We will honor all subscription requests in the rights offering first, and we will honor subscription requests in the limited public offering to the extent that shares of common stock are available after honoring subscription requests in the rights offering. If sufficient shares of common stock are available, we will seek to honor all subscriptions in the limited public offering. If, however, subscription requests in the limited public offering exceed the number of shares of common stock available, we will allocate the available shares of common stock among subscribers in the limited public offering by multiplying the number of shares requested by each shareholder in the limited public offering by a fraction that equals (x) the number of shares available to be issued after honoring subscriptions in the rights offering, divided by (y) the total number of shares requested by all shareholders in the limited public offering.

v

 If you are an offeree in the limited public offering and choose to subscribe to purchase shares of common stock, you must deliver the subscription payment to T Bank, N.A., as escrow agent for the Company, prior to the expiration of the limited public offering. If insufficient shares exist to honor your subscription in the limited public offering, the subscription agent will return to you an amount equal to the difference between the subscription payment you delivered and the purchase price for the aggregate number of shares you purchased, without interest or penalty.

Q.  Whom should I contact if I have other questions?

A.  If you have other questions or need assistance with respect to the rights offering, please contact our subscription agent, American Stock Transfer & Trust Co., at (718) 921-8200 or Patrick Adams, our CEO, at (972) 720-9000.

If you have other questions or need assistance with respect the limited public offering, please contact Patrick Adams, our CEO, at (972) 720-9000

PROSPECTUS SUMMARY

This prospectus summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. To understand this offering fully, you should carefully read this prospectus, including the “Risk Factors” section and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-KSB for the year ended December 31, 2007, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008.

Reasons for the Offerings

We are engaging in the rights offering in order to raise capital to meet our regulatory capital requirements and support our anticipated growth. We have chosen to pursue a rights offering so that our shareholders have the opportunity to avoid or limit dilution of their ownership interests in our common stock. In addition, we intend to conduct a limited public offering of any shares not subscribed for in the rights offering. The limited public offering would be available only to persons selected by us, in our sole discretion.

T Bancshares, Inc.

The company is a bank holding company headquartered in Dallas, Texas, offering a broad array of banking services through the Bank. Our principal markets include North Dallas, Addison, Plano, Frisco and the neighboring Texas communities. As of June 30, 2008, we had, on a consolidated basis, total assets of approximately $158 million, net loans of approximately $135 million, total deposits of approximately $142 million, and shareholders’ equity of approximately $14 million. We currently operate through a main office located at 16000 Dallas Parkway, Dallas, Texas, and a branch office at 8100 North Dallas Parkway, Plano, Texas.  We also have a loan production office located at 850 East State Highway 114, Suite 200, Southlake, Texas.

We were incorporated under the laws of the State of Texas on December 23, 2002 to organize and serve as the holding company for the Bank. In 2004, we completed an initial public offering of our common stock, issuing 1,680,000 shares at a price of $10.00 per share. The net proceeds that we received from the offering, after deducting offering expenses, were approximately $16.4 million. The Bank opened for business on November 2, 2004.

Primary Lines of Business

The Bank is a full-service commercial bank serving North Dallas, Addison, Plano, Frisco, northeast Tarrant County and the neighboring communities. The Bank offers a broad range of commercial and consumer banking services to small- to medium-sized businesses, independent single-family residential and commercial contractors and consumers. Lending services include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. The Bank has a particular focus on loans to dental practitioners. The Bank offers a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, the Bank also offers credit and debit cards, automatic transfers, travelers’ checks, domestic and foreign wire transfers, cashier’s checks and personalized checks. The Bank also has a significant trust services business. The Bank’s services are provided through a variety of delivery systems including automated teller machines, private banking, telephone banking and Internet banking.

 Commercial Loans. Loans for commercial purposes in various lines of businesses are a major component of the Bank’s loan portfolio. The targets in the commercial loan markets are retail establishments, professional service providers, in particular dentists, and small-to medium-sized businesses.

We have a particular focus on loans to finance the acquisition and operation of dental practices. The purposes of these loans include the acquisition of dental practices, the acquisition of dental equipment, the acquisition of dental facilities and working capital lines of credit. As of June 30, 2008, dental practice loans comprised 51.6% of our commercial loan portfolio.

Real Estate Loans. The Bank makes commercial real estate loans, construction and development loans and residential real estate loans. These loans include commercial loans where the Bank takes a security interest in real estate as a prudent practice and not as the principal collateral for the loan.

Consumer Loans. The Bank makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit.

Portfolio Composition. The following table sets forth the composition of the Bank’s loan portfolio at June 30, 2008. Loan balances do not include undisbursed loan proceeds, unearned income, and allowance for loan losses.

Portfolio Percentage at June 30, 2008
Commercial	66%
Commercial Real Estate	12%
Construction - Commercial	19%
Consumer	3%

Investments. The Bank invests a portion of its assets in U.S. Treasuries and general obligations of its agencies and federal funds sold. No investment in any of those instruments exceeds any applicable limitation imposed by law or regulation. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risks while providing liquidity to fund increases in loan demand or to offset deposit fluctuations. The Bank’s Asset-Liability Committee reviews the investment portfolio on an ongoing basis in order to ensure that the investments conform to the Bank’s policy as set by the board of directors.

Deposit Services. Deposits are the major source of the Bank’s funds for lending and other investment activities. Additionally, we also generate funds from loan principal repayments and prepayments. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. The Bank considers the majority of its regular savings, demand, NOW, and money market deposit accounts to be core deposits. These accounts comprised approximately 44% of the Bank’s total deposits as of June 30, 2008. The Bank’s remaining deposits were composed of time deposits less than $100,000, which comprised 21% of total deposits, and time deposits of $100,000 and greater, which comprised approximately 35% of total deposits as of June 30, 2008. The Bank is very competitive in the types of accounts and interest rates we offer on deposit accounts, in particular money market accounts and time deposits. We actively solicit these deposits through personal solicitation by its officers and directors, advertisements published in the local media, and through our Internet banking strategy.

Trust Services. Since August 2006, the Bank has offered traditional fiduciary services, such as serving as executor, trustee, agent, administrator or custodian for individuals, nonprofit organizations, employee benefit plans and organizations. As of June 30, 2008, the Bank had approximately $1.015 billion in trust assets under management.

Other Banking Services. Other banking services currently offered or anticipated include cashier’s checks, travelers’ checks, direct deposit of payroll and Social Security checks, bank-by-mail, automated teller machine cards and debit cards. The Bank offers its customers free usage of any automated teller machine in the world. We also may offer expanded financial services, such as insurance, financial planning and investments in the future.

Growth History

Since our organization, management has focused on achieving internal growth while maintaining strong asset quality. Since we opened in November 2004, we have grown total assets to approximately $158 million and deposits to approximately $142 million at June 30, 2008. We posted our first profit in the third quarter of 2006. We believe a number of factors have contributed to our loan and deposit growth, including:

•	our experienced employee base, which has extensive long-term relationships and a strong reputation within the Dallas, Texas business community;

•	providing high quality, prompt and personal service, coupled with the technology, product offerings, and lending limit to compete with larger institutions;

•	achieving the size and visibility to be a major competitor for commercial loans in our markets;

•	generating local core deposit funding through the expansion of our distribution network and a wide array of customized deposit generating products;

•	many locally owned or managed banks have either been acquired recently by large regional bank holding companies or consolidated into branches of other banks; and

•	maintaining strong asset quality.

  We believe the combination of these principal factors has contributed to our strong historical growth and will provide significant opportunities for continued growth in profitability during the next few years.

Management Team

We have assembled a management team with extensive local experience and long-term relationships within the Dallas market. We believe this experienced management team, coupled with our diverse, community-oriented board of directors, enhances our ability to attract and retain commercial customers.

Our board of directors is comprised of the following fifteen individuals, twelve of whom are independent of management:

Patrick Adams	Stanley Allred	Dan Basso
Frankie Basso	David Carstens	Ron Denheyer
Patrick Howard	Steven Jones	Eric Langford
Steven Lugar	Charles Mapes	Thomas McDougal
Cyvia Noble	Anthony Pusateri	Gordon Youngblood

Business Strategy

The Bank operates as a full-service community bank emphasizing prompt, personalized customer service to further our strategy of attracting deposits from the general public and using such deposits and other sources of funds to originate commercial business loans, commercial real estate loans and a variety of consumer loans. We believe our philosophy, encompassing the service aspects of community banking, distinguishes the Bank from its larger and non-locally owned competitors and allows us to capitalize on an opportunity as a locally-owned and locally-managed community bank to acquire significant market share.

Recent Developments

Recently, the Bank and its board of directors negotiated and on July 9, 2008, signed a Stipulation and Consent to the Issuance of a Consent Order and a Consent Order (the “Consent Order”) with the Office of the Comptroller of the Currency (the “OCC”) pursuant to 12 U.S.C. 1818. The Bank, without admitting to any allegations, entered into the Consent Order in connection with, among other things, alleged deficiencies relating to the lack of sufficient internal controls, procedures and inadequate compliance with the Bank Secrecy Act. Management believes that it is taking all necessary steps to comply with the Consent Order and the Bank Secrecy Act, including, but not limited to, the implementation of new IT systems and the expansion of the employee training program.

The Consent Order requires, among other matters, that the Bank:

•	appoint a Board Compliance Committee;

•	implement specified internal procedures to ensure compliance with the Bank Secrecy Act and the rules and regulations of the OFAC;

•
develop and implement an internal audit program to assess the Bank's compliance with the provisions of the Bank Secrecy Act and this effectiveness the Bank’s policies, procedures and controls with respect to such compliance;

•	maintain specific capital ratios; and

•	correct any violations of law.

If we fail to comply with the terms of the Consent Order, the OCC could:

•	assess civil money penalties upon us;

•	place restrictions on the source of our deposits; or

•	in certain circumstances, appoint a conservator or receiver to oversee our operations.

In addition, if we violate the Consent Order, the Federal Deposit Insurance Corporation (the "FDIC") may initiate a termination of insurance proceeding against us. If any of these penalties or actions were to occur, they would materially and adversely affect our business and operations.

Corporate Information

Our principal executive offices are located at 16000 Dallas Parkway, Suite 125, Dallas, Texas 75248. Our telephone number is (972) 720-9000. The Bank’s website is http://www.tbank.com.

THE RIGHTS OFFERING

Basic Subscription Right
We are distributing to you, at no charge, one (1) transferable subscription right for every 1.59375 shares of our common stock that you owned as of the record date. If the rights offering is fully subscribed, we expect the gross proceeds from the rights offering to be approximately $8 million.

Subscription Price	The subscription price is $7.50 per share.

Record Date	5:00 p.m., New York City time, on July 31, 2008.

Oversubscription Privilege
In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of our common stock that our other shareholders do not purchase through the exercise of their basic subscription rights. The maximum number of shares of our common stock that you can purchase pursuant to this oversubscription privilege is 100% of the shares purchased pursuant to your basic subscription rights (subject to availability and the limits described below under the heading “Limitation on the Purchase of Shares”). For example, if you owned 1,000 shares as of the record date, you received 627 rights in the rights offering. Pursuant to your basic subscription rights, you may purchase up to 627 shares in the right offering. If you fully and properly exercised you basic subscription rights, you may purchase up to an additional 627 shares pursuant to your oversubscription privilege.

If you choose to transfer all or a portion of your subscription rights, neither you nor the transferee will have an oversubscription privilege.

No Minimum	There is no minimum number of shares that must be subscribed for by our existing shareholders as a condition to accepting subscriptions and closing the offerings.

Procedures for Exercising Rights
If you were a record holder of our common stock, as of the record date, then you may exercise your basic subscription right and, if you elect to do so, your oversubscription privilege, by properly completing and signing the subscription rights certificate which accompanies this prospectus. You must then return the completed and signed subscription rights certificate with full payment for the number of shares of common stock which you are subscribing for to the subscription agent. Your payment may be made by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to “American Stock Transfer & Trust Company, as subscription agent.” The subscription agent must receive the properly completed and signed subscription rights certificate and payment prior to the expiration date of the rights offering.  See “The Rights Offering - Subscription Procedures” and “The Rights Offering - Subscription Payments.” You may also exercise your subscription rights by using the guaranteed delivery procedures described in “The Rights Offering - Notice of Guaranteed Delivery.” If you are a beneficial owner of our common stock, then you should instruct your broker, dealer or other nominee in accordance with the procedures described in “The Rights Offering – Beneficial Owners.”

Subscription Agent for Rights Offering	American Stock Transfer & Trust Company

Limitation on Purchase of Shares
Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including oversubscription privileges) to purchase shares of our common stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 9.9% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering. See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

In addition, unless we otherwise agree in writing, we will not issue shares of our common stock to any shareholder who is required to obtain prior clearance, or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if we determine that, as of the expiration date of the offer, such clearance or approval has not been satisfactorily obtained and any applicable waiting period has not expired.

Expiration Date of the Rights Offering	5:00 p.m., New York City time, on ________, 2008.

Use of Proceeds	We intend to use the proceeds of the rights offering for general corporate purposes, including providing capital to the Bank. See “Use of Proceeds.”

Transferability of Rights
You may sell or otherwise transfer your subscription rights. However, the subscription rights will not be listed on any securities exchange or national market or quoted on any quotation system. If you choose to transfer all or a portion of your subscription rights, neither you nor the transferee will have an oversubscription privilege. You may only transfer whole rights and not fractions of a subscription right.

No Board Recommendation
Our board of directors is making no recommendation regarding whether you should exercise your subscription rights. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Unsubscribed Shares; Limited Public Offering

At the same time that we are conducting the rights offering, we may also conduct a limited public offering of common stock to either “accredited investors” or “well-informed,” “sophisticated investors.” This offering would be available only to persons selected by us, in our sole discretion. The only shares that will be offered in the limited public offering are shares that are not subscribed for in the rights offering. In the limited public offering, offerees will have the opportunity to subscribe to purchase shares at the subscription price. The minimum number of shares for which an offeree, who was not a shareholder of the company as of the record date, may subscribe for in the limited public offering is 3,333 shares, and the maximum number of shares for which an offeree, who was not a shareholder of the company as of the record date, may subscribe for in the limited public offering is 33,333 shares. We may waive these limitations in our sole discretion. The limited public offering will expire at the close of business on ____________, 2008, unless we extend it in our sole discretion. We will not extend the limited public offering beyond December 31, 2008. We reserve the right to reject, in whole or in part, any subscription tendered in the limited public offering. This offering would be conducted solely on a “best efforts” basis by our directors and executive officers. Neither our directors nor our executive officers will receive commissions or any form of remuneration in connection with the offerings.

Subscription Procedures; Limited Public Offering

If you are an offeree in the limited public offering, you may subscribe for shares by properly completing and signing the subscription agreement and delivering it, along with payment of the entire subscription price for all of the shares for which you are subscribing, to T Bank, N.A., the escrow agent, on or before the expiration date of the limited public offering. The escrow agent must receive the properly completed and signed subscription agreement and payment prior to the expiration date of the limited public offering.  See “The Limited Public Offering - Subscription Procedures” and “The Limited Public Offering - Payment Method.”

Escrow Agent for Limited Public Offering	T Bank, N.A.

Closing of the Offerings
We will accept subscriptions tendered in the rights offering as soon as practicable after its expiration. If the rights offering (including the oversubscription privilege) is not fully subscribed as of the expiration date and we receive subscriptions in the limited public offering, we will accept subscriptions in the limited public offering on the terms described herein, close the offerings and mail stock certificates as soon as practicable after the expiration date.

No Revocation
All exercises of subscription rights and orders to subscribe for common stock are irrevocable. You should not exercise your subscription rights or deliver your subscription agreement unless you are sure that you wish to purchase shares of our common stock at the subscription price.

Material U.S. Federal Income Tax Consequences

For U.S. federal income tax purposes, you should not recognize income, gain, or loss upon receipt, exercise, or expiration of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise, or expiration of the subscription rights in light of your particular circumstances.

Extension, Cancellation, and Amendment
We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration date of the rights offering for any reason. In the event that we cancel the rights offering, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable. We also reserve the right to amend or modify the terms of the rights offering at any time prior to the expiration date of the offering.

Shares Outstanding Before the Rights Offering and The Limited Public Offering	1,703,801 shares of our common stock were outstanding as of July 31, 2008.

Fees and Expenses	We will pay the fees and expenses related to the rights offering and the limited public offering, including the fees and certain out-of-pocket expenses of our financial advisor.

Questions
If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the subscription agent at (718) 921-8200 or Patrick Adams, our CEO, at (972) 720-9000.
If you have any questions about the limited public offering, please conduct Patrick Adams, our CEO, at (972) 720-9000.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary consolidated historical financial and operating data for the periods and at the dates indicated. The historical financial data for each of the five years in the period ended December 31, 2007 are derived from the historical consolidated financial statements. The historical financial data for the six months ended June 30, 2008 and 2007, are derived from our unaudited financial statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial statements included by reference elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for these periods. This information should be read in conjunction with our historical consolidated financial statements and the notes thereto. The historical results presented are not necessarily indicative of future results.

	As of or for the six months ended June 30,		As of or for the year ended December 31,
	2008	2007	2007	2006	2005	2004
	(dollars in thousands, except per share data)
Summary Income Data:
Interest income	$5,189	$5,028	$10,320	$5,445	$1,752	$92
Interest expense(1)	2,611	2,247	4,934	1,995	388	5

Net interest income(1)	2,578	2,581	5,386	3,450	1,364	87
Provision for loan losses	300	300	600	600	300	100
Noninterest income(1)	5,726	5,589	10,908	2,664	31	1
Noninterest expense	8,055	7,295	14,893	5,502	2,676	362
Preopening costs						948

Income (loss) before income taxes	(51)	575	801	12	(1,581)	(1,322)
Income tax expense (benefit) (2)	-	-	-	-	-	-

Net income (loss)	$(51)	$575	$801	$12	$(1,581)	$(1,322)

Per Share Data:
Net Income (loss) per common share -diluted	(0.03)	0.34	0.47	0.01	(0.94)	(0.79)
Book value at end of period	$8.29	$7.82	$8.32	$7.78	$7.66	$8.60
Dividends declared	-	-	-	-	-	-
Average common shares outstanding and dilutive potential common shares outstanding	1,703,801	1,726,835	1,728,540	1,681,082	1,680,000	1,680,000

Balance Sheet Data:
Total assets	$157,857	$140,583	$147,515	$130,391	$48,016	$20,683
Cash and cash equivalents	18,584	27,397	23,560	37,766	20,418	12,408
Total securities available	0	0	0	0	0	0
Loans held for sale	0	0	0	0	0	0
Total loans	136,236	110,345	121,524	89,083	26,286	6,659
Allowance for loan losses	1,554	1,300	1,600	1,000	400	100
Total deposits	142,318	126,355	132,909	117,134	35,064	6,219
Short-term borrowings	0	0	0	0	0	0
FHLB advances(2)	0	0	0	0	0	0
Shareholders’ equity	14,121	13,725	14,126	13,078	12,876	14,455

Performance Ratios:
Return on average assets (5)	(0.07)%	0.90%	0.61%	0.02%	(5.12)%	(6.39)%
Return on average shareholders’ equity (5)	(0.77)%	9.20%	6.28%	0.10%	(12.30)%	(9.15)%
Net interest margin(3) (5)	3.54%	4.10%	4.16%	4.99%	4.79%	3.58%
Efficiency ratio(4)	100.00%	92.69%	89.98%	87.55%	181.43%	412.50%

Asset Quality Ratios:
Nonperforming loans to loans	0.74%	0.05%	0.89%	0.11%	0.37%	0%
Nonperforming assets to loans	0.74%	0.05%	0.89%	0.11%	0.37%	0%

	As of or for the six months ended June 30,		As of or for the year ended December 31,
	2008	2007	2007	2006	2005	2004
	(dollars in thousands, except per share data)
Allowance for loan losses to nonperforming loans	154.16%	2,600.00%	147.47%	1010.10%	416.67%	NA
Allowance for loan losses to total loans	1.14%	1.18%	1.31%	1.12%	1.52%	1.50%
Net charge-offs to average loans (5)	0.25%	0%	0%	0%	0%	0%

Liquidity and Capital Ratios:
Loans to deposits	95.73%	91.76%	91.59%	76.26%	74.97%	107.08%
Total shareholders’ equity to total assets	8.95%	9.76%	9.58%	10.03%	26.82%	69.89%
Total capital (to risk-weighted assets)	11.75%	12.11%	13.00%	13.55%	39.93%	150.77%
Tier 1 capital (to risk-weighted assets)	10.51%	11.01%	11.74%	12.53%	38.68%	149.68%
Tier 1 capital (to average assets)	8.38%	9.53%	9.45%	10.81%	29.60%	82.94%

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our annual report on Form 10-KSB for the fiscal year ended December 31, 2007, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008. If any of the following risks actually occur, our business, results of operations, and financial condition could suffer materially. In that event, the trading price and market value of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. The order of the risk factors does not reflect the likelihood of their occurrence.

Risks Related to our Business

We have a limited operating history upon which to base an estimate of our future financial performance.

The company was formed in December 2002, and the Bank opened in November 2004. Our growth is primarily dependent upon the operations of the Bank. Consequently, we have approximately three years of operating or financial information for which to base an investment decision in the company.

Since we commenced operations in 2004, we have had a short history of experiencing profits and recently incurred losses.
  Our profitability depends on the Bank’s profitability and, while we began operating at a profit during the third quarter of 2006, we subsequently incurred losses in the second quarter of 2008. Our losses relate to an increase in expenses associated with our compliance efforts related to the Consent Order as well as the loss of service fees associated with certain customer accounts that we terminated. We may not be able to generate sufficient income to cover our expenses, which would prevent us from being profitable in the future. In addition, we have incurred substantial start-up expenses associated with the our organization and our public offering. At June 30, 2008, we had an accumulated deficit account of approximately $2.761 million, principally resulting from the organizational and pre-opening expenses that we have incurred in connection with the opening of the Bank. In addition, due to the extensive regulatory oversight to which we are subject, we expect to incur significant administrative costs. Our success will depend, in large part, on our ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services. If we are ultimately unsuccessful, you may lose part or all of the value of your investment.

The Bank previously entered into an informal administrative action with the OCC, and we may incur additional regulatory oversight in the future.

On April 12, 2007, the Bank entered into an informal administrative action with the OCC. Under the informal administrative action, the Bank agreed to revise and implement changes to its internal audit program and its Bank Secrecy Act controls. In addition, the informal administrative action imposes increased management control and board level oversight of Bank and Trust Department operations, especially in the areas of risk identification and monitoring. While management intends to adequately address the issues raised by the OCC, we may incur additional regulatory oversight in the future.

The Bank previously entered into a Consent Order with the OCC, and we may incur additional regulatory oversight in the future.

On July 9, 2008, the board of directors of the Bank signed a Stipulation and Consent to the Issuance of a Consent Order and a Consent Order (“Consent Order”) with the OCC pursuant to 12 U.S.C. 1818. Under the Consent Order, the Bank agreed to revise and implement changes to its internal audit program and its Bank Secrecy Act controls. In addition, the Consent Order imposes increased management control and board level oversight of Bank and Trust Department operations, especially in the areas of risk identification and monitoring. The Consent Order also requires the Bank to maintain specific capital ratios and to implement a liquidity contingency funding plan. As a result of the Consent Order, we are not considered well-capitalized for regulatory purposes. As a result, our ability to engage in certain actions is limited. For example, we may not use brokered deposits as a funding source. This may impede our ability to grow and adversely affect our liquidity management. While management intends to adequately address the issues raised by the OCC, we may incur additional regulatory oversight in the future.

Failure to comply with our informal administrative action or Consent Order with the OCC could adversely affect our business.

If we fail to comply with the terms of the informal administrative action or Consent Order, the OCC could:

•	assess civil money penalties upon us,

•	place restrictions on the source of our deposits, or

•	in certain circumstances, appoint a conservator or receiver to oversee our operations.

  In addition, if we violate the Consent Order, the FDIC may initiate a termination of insurance proceeding against us. If any of these penalties or actions were to occur, they would materially and adversely affect our business and operations.

Liquidity risk could impair our ability to fund operations, meet our obligations as they become due and jeopardize our financial condition.

  Liquidity is essential to our business. Liquidity risk is the potential that the Bank will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain adequate funding. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. As a result of the Consent Order, we do not have access certain funding sources, such as brokered deposits. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory actions against us. Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences. Although management has implemented strategies to maintain sufficient and diverse sources of funding to accommodate planned as well as unanticipated changes in assets and liabilities under both normal and adverse conditions, any substantial, unexpected and/or prolonged change in the level or cost of liquidity could have a material adverse effect on our financial condition and results of operations.

As a result of the circumstances that gave rise to the OCC’s informal administrative action and Consent Order, we may become subject to additional regulatory actions, including, without limitation, an order of investigation. We cannot predict whether there will be additional administrative actions. Further, if there are additional administrative actions, it could adversely affect our financial condition results of operations.

Our profitability depends significantly on our ability to implement our business strategies.

We have developed a business plan that details the strategies we intend to implement in our efforts to maintain profitable operations. Our ability to continue to successfully implement our business plan requires effective planning and management implementation, which may be affected by factors outside of our control. If we are unable to implement our business strategies, we will be hampered in our ability to develop business and serve our customers, and our business and earnings may be negatively affected. Furthermore, while we believe that our business plan is reasonable and that our strategies will enable us to execute our business plan, we have no control over the future occurrence of certain events upon which our business plan and strategies are based, particularly general and local economic conditions that may affect the Bank’s loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses.

The success of our trust services is uncertain.

Since August 2006, we have been offering traditional fiduciary services such as serving as executor, trustee, agent, administrator or custodian for individuals, nonprofit organizations, employee benefit plans and organizations. The Bank received regulatory approval from the OCC to establish trust powers in February 2006. As of June 30, 2008, the Bank had approximately $1.015 billion in trust assets under management. To date, most of the growth in our assets under management relates to a registered investment advisor who has advised its clients of the existence of our trust services. We have not compensated the registered investment advisor in any way for making its clients aware of our trust services and, if the investment advisor recommended a different fiduciary to its clients, our assets under management could decline materially which would negatively affect our business and earnings. If we are unable to successfully manage this growth our trust customers may engage a different fiduciary, which will negatively affect our business and operations. We do not believe that we will continue the current pace of growth in our assets under management. In addition, we are subject to regulatory supervision with respect to our trust services that may restrain our growth and profitability.

The fees we receive in connection with our trust services may decrease as a result of poor investment performance, in either relative or absolute terms, which could decrease our revenues and net earnings.

We derive our revenues from this business primarily from investment management fees based on assets under management and, to a lesser extent, fee-based financial planning services. For the six months ended June 30, 2008 and the year ended December 31, 2007, we received $5.672 million and $9.454 million, respectively, in fees from our trust services business, which represented 99% and 86.67%, respectively, of our total noninterest income. Our ability to maintain or increase assets under management is subject to a number of factors, including investors’ perception of our past performance, in either relative or absolute terms, market and economic conditions, and competition from investment management companies. Financial markets are affected by many factors, all of which are beyond our control, including general economic conditions; securities market conditions; the level and volatility of interest rates and equity prices; competitive conditions; liquidity of global markets; international and regional political conditions; regulatory and legislative developments; monetary and fiscal policy; investor sentiment; availability and cost of capital; technological changes and events; outcome of legal proceedings; changes in currency values; inflation; credit ratings; and the size, volume and timing of transactions. A decline in the fair value of the assets under management caused by a decline in general economic conditions would decrease our wealth management fee income.

Investment performance is one of the most important factors in retaining existing clients and competing for new trust services clients. Poor investment performance could reduce our revenues and impair our growth in the following ways:

•	existing clients may withdraw funds from our wealth management business in favor of better performing products;

•	asset-based management fees could decline from a decrease in assets under management;

•	our ability to attract funds from existing and new clients might diminish; and

•	our trust services employees may depart to join a competitor or otherwise.

Even when market conditions are generally favorable, our investment performance may be adversely affected by the investment style of our wealth management and investment advisors and the particular investments that they make. To the extent our future investment performance is perceived to be poor in either relative or absolute terms, the revenues and profitability of our wealth management business will likely be reduced and our ability to attract new clients will likely be impaired. As such, fluctuations in the equity and debt markets can have a direct impact upon our net earnings.

Our trust agreements with our customers are subject to termination on short notice, and termination of a significant number of these agreements could have a material adverse impact on our revenues.

Our trust agreements are typically terminable by clients without penalty upon relatively short notice (generally not more than 30 days). Our trust clients can terminate their relationships with us, reduce their aggregate assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, inflation, changes in investment preferences of clients, changes in our reputation in the marketplace, changes in management or control of clients, loss of key investment management personnel and financial market performance. We cannot be certain that our trust services team will be able to retain all of their clients. If our clients terminate their trust agreements, we could lose a substantial portion of our revenues.

We have a loan concentration related to the acquisition and financing of dental practices.

Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions. At June 30, 2008, our commercial loan portfolio included $54.8 million of loans, approximately 51.6% of our total funded loans, to fund the purchase of dental practices. We believe that these loans are well secured to credit-worthy borrowers and are diversified geographically. However, to the extent that there is a decline in the dental practice in general, we may incur significant losses in our loan portfolio as a result of this concentration.

Defaults in the repayment of loans may negatively impact our business.

A borrower’s default on its obligations under one or more of the Bank’s loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan.

In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, our Banks may have to write-off the loan in whole or in part. In such situations, the Bank may acquire real estate or other assets, if any, which secure the loan through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan often exceeds the value of the assets acquired.

Our Bank’s management periodically makes a determination of an allowance for loan losses based on available information, including the quality of their loan portfolio, certain economic conditions, and the value of the underlying collateral and the level of its non-accruing loans. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions or an increase in defaulted loans, management determines that additional increases in the allowance for loan losses are necessary, the Bank will incur additional expenses.

In addition, bank regulatory agencies periodically review our Bank’s allowances for loan losses and the values they attribute to real estate acquired through foreclosure or other similar remedies. Such regulatory agencies may require the Bank to adjust their determination of the value for these items. These adjustments could negatively impact our results of operations or financial condition.

Prepayments of loans may negatively impact our business.

Generally, our Bank’s customers may prepay the principal amount of their outstanding loans at any time. The speed at which such prepayments occur, as well as the size of such prepayments, are within the customer’s discretion. If customers prepay the principal amount of their loans, and we are unable to lend those funds to other borrowers or invest the funds at the same or higher interest rates, our interest income will be reduced. A significant reduction in interest income could have a negative impact on our results of operations and financial condition.

We face strong competition with other financial institutions and financial service companies, which could adversely affect our results of operations and financial condition.

Financial institutions are highly competitive, and our profitability depends heavily on our ability to compete in our markets with other financial institutions and financial service companies offering products and services at prices similar to those offered by us. In our banking business, we face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. We also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than we can offer. Some of our nonbank competitors are not subject to the same extensive regulations that govern us. To the extent that we are forced to compete on the basis of price, we may not be able to maintain our current fee structure.

In our trust services business, we compete with national and regional investment management and financial planning firms, trust companies, broker-dealers, accounting firms and law firms. Many of these companies are more geographically diversified and have greater resources than we do. The competition in all of our businesses may reduce or limit our margins on banking services, reduce our market share, reduce our noninterest income and adversely affect our results of operations and financial condition.

We compete in an industry that continually experiences technological change, and we may not be able to compete effectively with other banking institutions with greater resources.

The banking industry continues to undergo rapid technological changes with frequent introduction of new technology-driven products and services. In addition to providing better service to customers, the effective use of technology increases efficiency and enables us to reduce costs. Our future success depends in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional operating efficiencies. Many of our competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than we can. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these to our customers. Our inability to do so could have a material adverse effect on our ability to compete effectively in our market and also on our business, financial condition, and results of operations.

An interruption in or breach in security of our information systems may result in a loss of client business and have an adverse effect on our results of operations and financial condition.

We rely heavily on communications and information systems to conduct our business. Any failure or interruption or breach in security of these systems could result in failures or disruptions in our client relationship management, general ledger, deposits, servicing or loan origination systems. If there are failures or interruptions to those systems that we are not able to adequately address, we could lose client business, which would have an adverse effect on our results of operations and financial condition.

If we are unable to accurately and favorably assess the effectiveness of our internal controls over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report in our assessment, our stock price could be adversely affected.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report on, and our independent auditors to attest to, the effectiveness of our internal controls over financial reporting. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are complex, and require significant documentation, testing and possible remediation. In connection with this effort and the related requirements to file periodic reports with the Securities and Exchange Commission (the “SEC”) and maintain effective disclosure controls and procedures, we will likely incur increased expenses and diversion of management’s time and other internal resources. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting. In addition, in connection with the attestation process by our independent auditors, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation. If we cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment, we could lose investor confidence and our stock price could be adversely affected.

We rely heavily on our management team, and the unexpected loss of any of our executive officers may adversely affect our operations.

Much of our success to date has been influenced strongly by our ability to attract and retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management team will continue to be important to the successful implementation of our strategies. Our future success depends in large part on the continued service of our key personnel. It is also critical, as we grow, to be able to attract and retain qualified additional senior and middle management. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations.

Our legal lending limits may impair our ability to attract borrowers and ability to compete with larger financial institutions.

Our per customer lending limit is approximately $2.2 million as of June 30, 2008, subject to further reduction based on regulatory criteria. Accordingly, the size of loans which we can offer to potential customers is less than the size which many of our competitors with larger lending limits are able to offer. This limit may affect our ability to compete with larger financial institutions in our market area. We accommodate loans in excess of our lending limit through the sale of portions of such loans to other banks. However, we may not be successful in attracting or maintaining customers seeking larger loans or in selling portions of such larger loans on terms that are favorable to us.

An economic downturn, especially one affecting our primary service area, could diminish the quality of our loan portfolio; reduce our deposit base, and negatively affect our financial performance.

Adverse economic developments can impact the collectability of loans and the sustainability of our core deposits and may negatively impact our earnings and financial condition. In addition, the banking industry in general is affected by economic conditions such as inflation, recession, unemployment, and other factors beyond our control. A prolonged economic recession or other economic dislocation could cause increases in nonperforming assets and impair the values of real estate collateral, thereby causing operating losses, decreasing liquidity, and eroding capital. Factors that adversely affect the economy in our local banking market could reduce our deposit base and the demand for our products and services, which may decrease our earnings capability.

Monetary policy and other economic factors could adversely affect the Bank’s profitability.

Our results of operations may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates, and the monetary and fiscal policies of the federal government. Our profitability is partly a function of the spread between the interest rates earned on investments and loans and those paid on deposits. As with most banking institutions, our net interest spread is affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities may be affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on our net income, capital and liquidity. While we take measures to reduce interest-rate risk, these measures may not adequately minimize exposure to interest-rate risk.

We operate in a highly regulated environment and, as a result, are subject to extensive regulation and supervision and changes in federal and local laws and regulations that could adversely affect our financial performance.

Banking organizations such as the company and the Bank are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. Changes in the regulatory structure or the applicable statutes and regulations may materially and adversely affect our business, condition and operations or benefit competing entities that are not subject to the same regulations and supervision.

Bank regulators have imposed various conditions, among other things, that: (1) the company would not assume additional debt without prior approval by the Federal Reserve Board; (2) the company and the Bank will remain well-capitalized at all times under applicable regulatory guidelines although the Bank will not be deemed well-capitalized for regulatory purposes; (3) we will make appropriate filings with the regulatory agencies; and (4) the Bank will meet all regulatory requirements as set forth. The regulatory capital requirements imposed on the Bank could have the effect of constraining growth, impacting our liquidity and impairing our ability to generate profits.

We are subject to extensive state and federal government supervision and regulations that impose substantial limitations with respect to loans, purchase of securities, payments of dividends, and many other aspects of the banking business. The exercise of this regulatory discretion and power may have a negative impact on us. Regulators include the OCC, the Federal Reserve Board and the FDIC. Applicable laws, regulations, interpretations, assessments and enforcement policies have been subject to significant and sometimes retroactively applied changes and may be subject to significant future changes. Regulatory agencies are funded, in part, by assessments imposed upon banks. Additional assessments could occur in the future which could impact our financial condition. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. Future legislation or government policy could adversely affect the banking industry, our operations, or shareholders. The burden imposed by federal and state regulations may place banks, in general, and us, specifically, at a competitive disadvantage compared to less regulated competitors. Federal economic and monetary policy may affect our ability to attract deposits, make loans, and achieve satisfactory operating results.

Risks Related to the Rights Offering and the Limited Public Offering

This rights offering may cause the trading price of our common stock to decrease immediately, and this decrease may continue.

The number of shares we propose to issue, and ultimately will issue if we complete the rights offering and the limited public offering, may result in an immediate decrease in the market value of the common stock. This decrease may continue after the completion of the rights offering.

If you do not fully exercise your subscription rights, your ownership interest will be diluted.

Assuming we sell the full amount of common stock issuable in connection with the rights offering, we will issue approximately 1,069,052 shares of our common stock. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted.

Since you cannot revoke the exercise of your subscription rights and the market price of our common stock is volatile and may decline after you elect to exercise the subscription rights, you could be committed to buying shares above the market price of our common stock.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, and general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. The market price of our common stock may decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the OTCBB under the ticker symbol “TBNC.OB,” and the closing bid price of our common stock on _______, 2008, as reported by the OTCBB, was $____ per share. Moreover, following the exercise of your subscription rights you may not be able to sell your common stock at a price equal to or greater than the subscription price. We will not pay you interest on any funds delivered to the subscription agent pursuant to the exercise of subscription rights.

Our offering price may not be indicative of the value of our common stock.

Our board of directors, in consultation with The Bank Advisory Group determined the offering price of the common stock after reviewing a variety of factors. The offering price may not be indicative the value of our common stock after the offerings, and you may not be able to dispose of any shares of common stock that you purchase in the offerings at a price at or above the price that you pay in the offerings. The value of our common stock may also be subject to significant fluctuations in response to our future operating results and other factors.

This is a “best efforts” offering, and we may not be able to raise all the capital we need to continue our growth and expansion.

This is a “best efforts” offering, which means there is no guarantee that we will be able to sell all or any of the shares of common stock offered in this prospectus. There is no minimum number of shares that we must sell to complete the offerings. In the event that we are unable to raise sufficient capital from the offerings, it is likely that we will need to obtain additional capital so that we may be able to continue the Bank’s growth, to comply with the Consent Order and to execute successfully our business strategy. Any necessary future raising of capital, if available, may be on terms that are not favorable to us. If adequate capital is not available, we will be subject to an increased level of regulatory supervision and our business, operating results and financial conditions could be adversely affected.

A limited public offering of unsubscribed shares as described in this prospectus will reduce, and future common stock offerings may reduce, the ownership percentage of our current shareholders.

Our current shareholders who do not fully exercise their subscription rights may experience dilution in their percentage ownership of our outstanding common stock as a result of the rights offering. In addition, if we do not sell all of the shares offered in the rights offering, and offer unsubscribed shares in a limited public offering, any shares sold in the limited public offering will dilute the ownership interests of our current shareholders. Furthermore, if we conduct additional offerings of shares of our common stock in the future, you may experience dilution in your percentage ownership of our outstanding common stock.

In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized but unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

A transfer of subscription rights by an individual retirement plan or employee benefit plan may result in adverse tax consequences and may be a violation of law.

If an individual retirement account (“IRA”) or retirement plan receives subscription rights as a shareholder and transfers those rights to the owner of the IRA or participants in the plan, that transfer may be treated as a distribution. In that event, the value, if any, of the subscription rights would be includible in the income of the distributees. This may subject the distributees to income taxes. If a distributee is under age 59½, a ten percent additional tax on premature distributions would apply in most cases. We have not placed a value on the subscription rights and do not plan to do so. Therefore, it would be necessary for the distributee or the trustee or custodian of the IRA or retirement plan to determine the value of the subscription rights by a method selected by them. The Internal Revenue Service or other parties may challenge the value assigned to the subscription rights, which could increase the taxes imposed on the distribution of the subscription right or otherwise adversely affect the owner.

If an IRA sells its subscription rights to the owner of the IRA or transfers the subscription rights to other persons closely related to the IRA (known as “disqualified persons”), it may have engaged in a “prohibited transaction” under the Internal Revenue Code. This may disqualify the IRA, resulting in a deemed distribution to the IRA owner of all assets held in the IRA. If the owner is not involved in the transfer to such a closely related person, the transfer could result in the imposition of excise taxes under the Internal Revenue Code on the persons who participated in the prohibited transaction.

If a retirement plan transfers the subscription rights received by it to persons closely related to the plan otherwise than by a distribution, it may have engaged in a prohibited transaction under the Internal Revenue Code or ERISA. Such a transfer could result in the imposition of excise taxes under the Internal Revenue Code or civil penalties under ERISA on the persons who participated in the transaction.

Prior to making any transfers of subscription rights from an IRA or employee benefit plan, we encourage you to consult with your legal, tax and financial advisor.

It is not anticipated that a public trading market for the subscription rights will develop.

There has been no prior market for the subscription rights and it is possible that a market will not develop or, if a market develops, it is probable that it will not continue until the expiration date of the rights offering. In the event a market develops, the market price for the subscription rights may be subject to significant fluctuations prior to the expiration date of the rights offering. Our right to terminate the rights offering prior to its completion may limit the transferability of the subscription rights. We do not intend to do anything to facilitate the development of such a market.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your exercised payments.  Furthermore, if you have purchased subscription right, you may lose your investment in such rights.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. Therefore, holders of subscription rights may not be able to exercise their subscription rights for shares of our common stock. If the rights offering is canceled, all subscription payments that the subscription agent has received will be returned, without interest, as soon as practicable. If holders of subscription rights have purchased their subscription rights, the amounts they paid will not be returned by us or any other person, resulting in a loss of their investment.

If you do not act promptly and follow the subscription instructions, we may reject your exercise of subscription rights.

If you desire to exercise your subscription rights to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering. If you are a beneficial owner of shares you must act promptly to ensure that your broker, custodian bank or other nominee holder acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your broker, or other nominee holder, fails to ensure that the subscription agent receives all required forms and payments before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights prior to the expiration of the rights offering, the subscription agent may reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertake any responsibility to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Risks Related to Our Common Stock

Our common stock is thinly traded and, therefore, you may have difficulty selling shares.

The company’s common stock is traded on the OTCBB; however, an active market may not exist in the future. Also, if an active market ceases to exist, you may not be able to liquidate your shares without delay. The average daily trading volume in our common stock was 262 shares in 2007.

We do not anticipate paying dividends for the foreseeable future.

We do not anticipate dividends will be paid on our common stock for the foreseeable future. The company is largely dependent upon dividends paid by the Bank to provide funds to pay cash dividends if and when the board of directors may declare such dividends. Future earnings may not be sufficient to satisfy regulatory requirements and permit the legal payment of dividends to shareholders at any time in the future. Even if we could legally declare dividends, the amount and timing of such dividends would be at the discretion of our board of directors. The board of directors may, in its sole discretion, decide not to declare dividends.

The market price of our common stock may be volatile.

The market price of our common stock is subject to fluctuations as a result of a variety of factors, including the following:

•	quarterly variations in our operating results or those of other banking institutions;

•	changes in national and regional economic conditions, financial markets or the banking industry; and

•	other developments affecting us or other financial institutions.

The trading volume of our common stock is limited, which may increase the volatility of the market price for our stock. In addition, the stock market has experienced significant price and volume fluctuations in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons not necessarily related to the operating performance of these companies.

Your shares of common stock will not be an insured deposit.

Your investment in our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

USE OF PROCEEDS

The net proceeds from the sale of the shares of common stock in the offerings will depend upon the number of shares of common stock purchased.  Assuming the sale of all the shares of common stock offered in the rights offering (or the limited public offering) at a subscription price of $7.50 per share, the net proceeds will be approximately $7.9 million, after deducting our estimated offering expenses.  We expect that the total net proceeds will be used to provide the required capital to meet regulatory requirements, support future growth and for general corporate purposes.

DIVIDEND POLICY

We do not expect to pay dividends on our common stock in the foreseeable future. It is the policy of our board of directors to reinvest earnings for such period of time as is necessary to ensure our successful operations. There are no current plans to initiate payment of cash dividends, and future dividends will depend on our earnings, capital and regulatory requirements, financial condition and other factors considered relevant by our board of directors.

MARKET INFORMATION

Our common stock has been quoted on the OTCBB under the symbol “TBNC.OB” since June 2007 and “FMPX.OB” from November 2004 to June 2007. The table below gives the high and low bid information for the last two fiscal years. The bid information in the table was obtained from the OTCBB and reflects the high and low closing bid prices during 2008, 2007 and 2006, and may not represent actual transactions. There may have been other transactions in our common stock of which we are not aware. On July 31, 2008, we had 391 record holders of our common stock.

	High		Low
2008
Fourth Quarter (through ______, 2008)	$		$
Third Quarter		$9.50		$5.07
Second Quarter		$9.50		$7.80
First Quarter		$10.25		$7.05

2007
Fourth Quarter		$13.00		$10.00
Third Quarter		$13.50		$10.50
Second Quarter		$16.00		$11.75
First Quarter		$12.75		$11.50

2006
Fourth Quarter		$12.25		$10.85
Third Quarter		$12.00		$10.00
Second Quarter		$10.53		$10.20
First Quarter		$11.50		$10.00

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of June 30, 2008:

•	on an actual basis; and

•	on an “as adjusted” basis to give effect to the issuance and sale of 1,069,052 shares of common stock in this offering, net of estimated offering expenses.

The following data should be read in conjunction with the financial information included in this prospectus or incorporated herein by reference, including our historical financial statements and related notes.

	June 30, 2008 (unaudited)
	Actual	As Adjusted
	(Amounts in thousands, except share and per share amounts)
Shareholders’ Equity:
Common Stock, $.01 par value, 10,000,000 shares authorized, 1,703,801 shares issued and outstanding; 2,772,853 shares issued and outstanding, as adjusted	$17	$28
Additional paid-in capital	16,865	24,765
Retained earnings	(2,761)	(2,761)
Total shareholders’ equity	$14,121	$22,122
Book value per common share	$8.29	$7.98

DILUTION

The initial price per share of the common stock offered hereby will be less than the pro forma net tangible book value per share after the offering. Therefore, purchasers of the common stock in the offering will realize an immediate accretion (and, therefor, no dilution) in the net tangible book value of their shares. Pro forma net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock that will be outstanding after the offering. The following table illustrates the dilution to purchasers of shares sold in the offering, based on the initial offering price of $7.50 per share.

Initial price per in the offering (1)	$7.50
Net tangible book value per share as of June 30, 2008	$8.29
Decrease per share attributable to issuance of additional shares	$(0.31)
Pro forma net tangible book value per share after the offering (2)	$7.98
Increase (decrease) per share sold in the offering	$(0.31)
____________________

(1)	Before deducting the estimated expenses of the offering.

(2)	The offering price per share is equal to 90.5% of the book value per share, as of June 30, 2008, immediately following the completion of the offering.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors.”

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors considered a number of factors including our needs for additional capital to meet and sustain regulatory requirements, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the amount of proceeds desired, the potential need for liquidity, potential market conditions, and the desire to provide opportunity to our shareholders to participate in the rights offering. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the circumstances. We intend to use the net proceeds for general corporate purposes, including providing capital to the Bank. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights or the purchase of our shares. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

The Subscription Rights

We are distributing to each record holder of our common stock, as of the record date, which is 5:00 p.m. New York City time on July 31, 2008, at no charge, one (1) transferable subscription right for every 1.59375 shares of common stock owned by the record holder as of the record date for a total of 1,069,052 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will entitle you to purchase one (1) share of our common stock at a subscription price of $7.50 per share, which we refer to as the basic subscription right and, if you fully exercise your basic subscription right and other shareholders do not fully exercise their basic subscription rights, you would be entitled to exercise an oversubscription privilege, to subscribe for, subject to limitations, up to an amount equal to the number of subscription rights you receive from us.

Subscription Price

The subscription price is $7.50 per share. For more information regarding how the subscription price was determined, see “Determination of Subscription Price and Opinion of Financial Advisor.”

Basic Subscription Right

With your basic subscription right, you may purchase one (1) share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price, prior to the expiration date of the rights offering. You may exercise all or a portion of your subscription rights or you may choose not to exercise any of your subscription rights. If you do not exercise your subscription rights in full, you will not be entitled to purchase shares pursuant to your oversubscription privilege.

We will credit the account of each rights holder with shares of our common stock purchased pursuant to the exercise of the basic subscription right as soon as practicable after the rights offering has expired.

Oversubscription Privilege

If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you are entitled to subscribe for additional shares of our common stock at the same subscription price pursuant to the oversubscription privilege subject to certain limitations and allotment. If you choose to transfer all or a portion of your subscription rights, neither you nor the transferee will have an oversubscription privilege.

Pursuant to the oversubscription privilege, you may purchase up to an amount equal to the number of subscription rights you receive from us. For example, if you owned 1,000 shares as of the record date, you received 627 subscription rights. Pursuant to your basic subscription right, you may purchase up to 627 shares in the rights offering. If you fully and properly exercised your basic subscription right, you may purchase up to an additional 627 shares pursuant to your oversubscription privilege, if available.

In order to properly exercise your oversubscription privilege, you must deliver payment of the subscription price for each share you propose to purchase pursuant to your oversubscription privilege before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no shareholders other than you have purchased any shares of our common stock pursuant to their basic subscription right.

We can provide no assurances that you will actually be entitled to purchase any shares of common stock upon the exercise of your oversubscription privilege. You will not be entitled to purchase shares pursuant to the oversubscription privilege if all of our shareholders exercise their basic subscription right in full, and we will only honor an oversubscription privilege to the extent sufficient shares of our common stock are available following the exercise of the basic subscription rights.

•
To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the oversubscription privilege is less than the amount you actually paid in connection with the exercise of the oversubscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned to you, without interest or deduction, as soon as practicable.

•
To the extent the amount you actually paid in connection with the exercise of the oversubscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the oversubscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription privilege.

If sufficient shares of common stock are available, we will seek to honor your oversubscription request in full. If, however, oversubscription requests exceed the shares of common stock available, we will allocate the available shares of common stock among shareholders who oversubscribed on a pro rata basis, by multiplying the number of shares requested by each shareholder through the exercise of their oversubscription privileges by a fraction that equals (x) the number of shares available to be issued through oversubscription privileges divided by (y) the total number of shares requested by all shareholders through the exercise of their oversubscription privileges.

We will credit the account of each rights holder with shares of our common stock purchased pursuant to the exercise of the oversubscription privilege as soon as practicable after the rights offering has expired.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

Unless we otherwise agree in writing, you, together with the following persons, may not exercise subscription rights (including the oversubscription privilege) to purchase shares of our common stock which, when aggregated with your existing ownership, would result in you, together with the following persons, owning in excess of 9.9% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this rights offering:

•
your immediate family, including your spouse, father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and the spouse of any of the foregoing;

•	companies, partnerships, trusts, or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

The term “associate” is used above to indicate any of the following relationships with a person:

•
any corporation or organization, other than the company or a subsidiary thereof, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•
any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (although a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan, and our tax-qualified employee plans are not associates of a person);

•	any person who is related by blood or marriage to such person and who is a director or senior officer of the company or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or oversubscription privileges to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own, or control such shares if, as of the expiration date of the rights offering, we determine that such clearance or approval has not been satisfactorily obtained and any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy oversubscription by other shareholders pursuant to subscription rights.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on __________, 2008, unless we extend the rights offering in our sole discretion. We will not extend the rights offering beyond December 31, 2008. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when you sent the rights certificate and subscription payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We reserve the right to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering prior to the expiration of the offering.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. You may exercise subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment to the subscription agent at the address set forth below under “— Subscription Agent.” These documents and payment of the full subscription price must be received by the subscription agent before the expiration date of the rights offering.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank, or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank, or other nominee or institution to exercise your subscription rights and deliver all documents and payment to the subscription agent at the address set forth below under “— Subscription Agent” on your behalf before 5:00 p.m., New York City time, on the expiration date of the rights offering. We will not consider your subscription rights exercised unless the subscription agent receives from you, your broker, custodian bank, nominee, or institution, as the case may be, all of the required documents and your full payment of the subscription price before the expiration date of the rights offering.

Subscription by Rights Holders by Transfer. If you received rights by transfer from a registered holder or other transferee, you may exercise subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full payment of the subscription price, to the subscription agent at the address set forth below under “— Subscription Agent.” These documents and the full subscription payment must be received by the subscription agent before the expiration date of the rights offering.

Payment Method

Payments must be made in full in United States dollars for the full number of shares for which you are subscribing by:

•	check or bank draft payable to American Stock Transfer & Trust Company, the subscription agent for T Bancshares, Inc., drawn upon a U.S. bank;

•	postal or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds to the subscription account maintained by the subscription agent at ___________.

We will not honor payment received after the expiration date of the rights offering, and the subscription agent will return your payment to you, without interest or deduction, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank;

•	receipt by the subscription agent of any postal or express money order; or

•	receipt of collected funds in the subscription account designated above.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. If you send a certified check or bank draft, drawn upon a U.S. bank, a postal or express money order, or wire or transfer funds directly to the subscription account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on __________, 2008, which is the expiration of the rights offering, unless extended by us. The clearinghouse may require five or more business days. Accordingly, if you intend to pay the subscription payment by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is both received and cleared by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. Do not send rights certificates or payments to T Bancshares, Inc. Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. You and your nominee bear the risk of delivery of all documents and payments and neither we nor the subscription agent have any responsibility for such deliveries.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate states that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent.

Subscription Agent

We have appointed American Stock Transfer & Trust Company to act as subscription agent for the rights offering. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from liabilities it may incur in connection with the rights offering. The address to which subscription documents, rights certificates, notices of guaranteed delivery, and subscription payments other than wire transfers should be mailed or delivered is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane, Plaza Center New York, NY 10038

If you deliver subscription documents, rights certificates, or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to American Stock Transfer & Trust Company at (718) 921-8200 or Patrick Adams, our CEO, at (972) 720-9000.

Funds will be Held by Subscription Agent Until Shares of Our Common Stock Are Issued

With other payments received from other holders of subscription rights until we issue your shares of our common stock to your consummation of the rights offering or the termination of the rights offering.

The subscription agent will hold your payment of the subscription price. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate states that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment that the subscription agent receives will be returned, without interest, as soon as practicable.

No Minimum Condition

There is no minimum number of shares that must be subscribed for by our existing shareholders as a condition to accepting subscriptions and closing the rights offering. We have the right to accept or reject any subscriptions validly tendered.

Conditions, Withdrawal, and Termination

We reserve the right to amend, terminate or withdraw the rights offering prior to the expiration of the rights offering for any reason. We may, for example, terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended, or held to be applicable to the rights offering that in the sole judgment and discretion of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal, or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Cancellation Rights

Our board of directors may cancel the rights offering at any time for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

Fees and Expenses

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of common stock to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you, as well as any commissions, fees, taxes, or other expenses you may incur in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription rights and the oversubscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank, or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank, or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by using the following guaranteed delivery procedures:

•
deliver to the subscription agent before the expiration date of the rights offering the aggregate subscription payment for all shares of common stock you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “— Payment Method;”

•
deliver to the subscription agent before the expiration date of the rights offering the form entitled “Notice of Guaranteed Delivery” substantially in the form provided with the “Instructions as to Use of T Bancshares, Inc. Subscription Rights Certificates” distributed with your subscription rights certificates; and

•
deliver the properly completed rights certificate evidencing your subscription rights being exercised with any required signatures guaranteed, to the subscription agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions as to Use of T Bancshares, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•
the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription rights, and the number of shares of our common stock for which you are subscribing under your oversubscription privilege, if any; and

•
your guarantee that you will deliver to the subscription agent any rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “— subscription agent.”

We will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. To request additional copies of the form of Notice of Guaranteed Delivery, please contact American Stock Transfer & Trust Company, at (718) 921-8200.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of each rights holder’s subscription privilege, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. Rights holders must resolve any irregularities in connection with their subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify rights holders or their representatives of defects in their subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Rights of Subscribers

Rights holders will have no rights as a holder of the shares of our common stock for which they subscribe in the rights offering, if any, until certificates representing the shares of our common stock are issued to such holders or their account is credited with the shares of our common stock purchased in the rights offering. Rights holders will have no right to revoke your subscriptions after their rights certificate or the “Beneficial Owner Election Form,” the full subscription payment, and any other required documents have been delivered to the subscription agent.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once a rights holder submits the form of rights certificate or Notice of Guaranteed Delivery to exercise any subscription rights, the rights holder is not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable. Rights holders should not exercise their subscription rights unless they are certain that they wish to purchase additional shares of our common stock at the subscription price.

Transfer of Rights

You may sell, or otherwise transfer, your subscription rights. We are not applying for listing of the subscription rights or any exchange or dealer quotation system, and we cannot provide any assurance that holders of subscription rights will be able to transfer their rights on the OTCBB or the pink sheets. We are not responsible if subscription rights cannot be sold and have not guaranteed any minimum sales price for the subscription rights.

If you choose to transfer all or a portion of your subscription rights, neither you nor the transferee will have an oversubscription privilege. You may transfer rights in whole by endorsing the rights certificates for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer a only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights).

You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent send you certificates representing your remaining (whole) rights so that you may sell them through your broker or dealer. You may also request that the subscription agent attempt to sell your rights for you, as described below.

If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the time the rights expire for the subscription agent to receive and process your transfer instructions and issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

General Consideration Regarding the Partial Exercise, Transfer or Sale of Rights

The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration date.

You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, on _______, 2008, three business days before the expiration date. The subscription agent will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay all fees of the subscription agent associated with the exercise of rights. Any amounts you owe the subscription agent will be deducted from your account.

If you do not exercise your rights before the expiration date, your rights will expire and will no longer be exercisable.

Material U.S. Federal Income Tax Consequences of Rights Offering

For U.S. federal income tax purposes, rights holders should not recognize income, gain, or loss upon receipt or exercise or expiration of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding whether rights holders should exercise their subscription rights. Rights holders are urged to make your decision based on their own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights will not be listed for trading on OTCBB or any stock exchange or market. The shares of our common stock issued upon exercise of the subscription rights will be listed on the OTCBB under the ticker symbol “TBNC.OB.”

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no stock options or warrants are exercised prior to the expiration of the rights offering, we anticipate that we will have a maximum of 2,772,853 shares of common stock outstanding after consummation of the rights offering. The number of shares of common stock that we will issue in the rights offering will depend on the number of shares that are subscribed for by our shareholders in the rights offering and whether any shares are sold in the limited public offering.

Questions

American Stock Transfer & Trust Company, the subscription agent and Patrick Adams, our CEO, are available to answer questions relating to the procedures and submission of payments in the rights offering. You may call the subscription agent at (718) 921-8200 or you may call Patrick Adams at (972) 720-9000, Monday through Friday during regular business hours.

THE LIMITED PUBLIC OFFERING

General

To the extent that not all of the shares of our common stock offered by this prospectus are purchased pursuant to the exercise of basic subscription rights and oversubscription privileges, we are offering the shares of common stock to certain individuals identified by us through a limited public offering. The limited public offering will be made on a “best efforts” basis by our executive officers and directors and would occur simultaneously with the rights offering. Our directors and executive officers will participate in the sale of securities in the limited public offering in accordance with the requirement of Rule 3a4-1 of the Securities Exchange Act of 1934. Neither our directors nor executive officers will receive commissions or any form of remuneration in connection with the limited public offering.

In the limited public offering, offerees identified by us will have the opportunity to subscribe to purchase shares at $7.50 per share, which is the same as the offering price in the rights offering. The limited public offering will expire at 5:00 p.m., New York City time, on _________, 2008, unless we extend it in our sole discretion. We will not extend the limited public offering beyond December 31, 2008.

Shareholders who purchase our common stock in the rights offering will not have a right to sell their shares in the limited public offering. This prospectus does not cover any resales of our common stock received by a shareholder upon exercise of any subscription rights, and no person is authorized to make use of this prospectus in connection with any such resale.

Shares Available for Sale

The only shares that will be offered in the limited public offering are shares that are not purchased during the rights offering. Therefore, if the rights holders subscribe for all of the shares by exercising their basic subscription rights and/or their oversubscription privileges, there will be no shares available in the limited public offering. If shares are available in the limited public offering but are insufficient to satisfy in full all subscriptions validly tendered and not rejected by us, we will allocate the available shares of common stock among subscribers in the limited public offering on a pro rata basis, by multiplying the number of shares requested by each shareholder in the limited public offering by a fraction that equals (x) the number of shares available to be issued after honoring subscriptions in the rights offering, divided by (y) the total number of shares requested by all shareholders in the limited public offering.

Eligibility

We will offer shares of common stock in the limited public offering only to persons selected by us, in our sole discretion. These persons could include current shareholders or outside investors. We reserve the right to accept or reject, in whole or in part, any subscription tendered in the limited public offering.

Suitability Standards

We intend to offer shares in the limited public offering to Texas residents in reliance upon exemptions from registration provided by Sections 5.E and 5.T of the Texas Securities Act and Rule 109.13(l) promulgated thereunder relating to a transactional exemption for offerings to existing shareholders where no commission or other remuneration is paid for soliciting shareholders in Texas and offerings to Texas residents that are limited to not more than 35 new non-accredited investors and an unlimited number of accredited investors, respectively. Nevertheless, we may, in our sole discretion and subject to applicable state securities laws, extend the limited public offering to prospective investors outside of Texas.

An investment in our common stock through the limited public offering is suitable only for those interested investors:

•
whose business and investment experience, either alone or together with an experienced advisor, make them capable of evaluating the merits and risks of their prospective investment in the common stock; and

•
who have adequate means of providing for their current needs and personal contingencies, have no need for liquidity with respect to their investment and are able to afford the loss of their entire investment.

Under the Texas Securities Act, offerings made to Texas residents that are limited to not more than 35 new non-accredited investors and an unlimited number of accredited investors are exempt from registration. In general, accredited investors are persons having a certain minimum income or net worth, institutional investors or members of our management personnel. As used herein, an accredited investor will mean any person who comes within any of the following categories, or who our board of directors reasonably believes comes within any of the following categories, at the time of the sale of the shares to that person:

•	any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

•	any natural person who had an individual or joint income with that person’s spouse in excess of $200,000 in each of the two most recent years and reasonably expects an income in excess of $200,000;

•	any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

•
any person who purchases at least $150,000 of the securities being offered, where the purchaser’s total purchase price does not exceed 20% of the purchaser’s net worth at the time of sale, or joint net worth with that person’s spouse, for one or any combination of the following:

-	cash;

-	securities for which market quotations are readily available;

-
any unconditional obligation to pay cash or securities for which market quotations are readily available which obligation is to be discharged within five years of the sale of securities to the purchaser; or

-	the cancellation of any indebtedness owed by the issuer to the purchaser;

•	any organization described in section 501(c)(3) of the Internal Revenue Code with total assets in excess of $5,000,000;

•	any entity in which all of the equity owners are accredited investors;

•	any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940; and

•
any bank as defined in section 3(a)(2) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; or any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000.

As discussed above, up to 35 persons who are not “accredited investors,” but who meet certain requirements may acquire shares pursuant to the limited public offering. Among these requirements is that the interested investor, either alone or together with his or her investment representative, must demonstrate the knowledge and sophistication in financial and business matters demonstrate that he or she is capable of evaluating the merits and risks of investing in our common stock.

These suitability standards represent minimum suitability guidelines for interested investors, and the satisfaction of these standards does not necessarily mean that the shares of our common stock are a suitable investment. Accordingly, if you are an offeree in the limited public offering, you must rely upon your own judgment and the judgment of your advisors in making a decision to purchase our common stock.

Pursuant to the subscription agreement for the limited public offering, each subscriber will be required to represent to us that he or she is a Texas resident (unless, in our sole discretion and subject to applicable state securities laws, we offer shares in the limited public offering to individuals who reside outside of Texas). For purposes of limited public offering, an individual will be deemed to be a Texas resident if, at the time of the offer and sale, his or her principal residence was within the State of Texas. The residence of an inter vivos or testamentary trust is to be determined based on the principal address of the trust, as well as the residence of the trustee. Under applicable interpretations, a trust created under Texas law, with trustees that are Texas residents and a Texas address for the trust, will be eligible to participate in the limited public offering, even if the beneficiaries of the trust reside outside Texas.

We will rely on the representations and warranties made by subscribers to determine suitability for the limited public offering. Accordingly, interested investors are advised to review carefully the provisions of the subscription agreement, attached as Appendix B hereto, before subscribing for any shares offered by the limited public offering.

Limitations on Purchases by Outside Investors

The minimum subscription for offerees in the limited public offering, who were not shareholders as of the record date, is 3,333 shares ($25,000), subject to our right to waive the minimum in our sole discretion. The maximum subscription for offerees in the limited public offering, who were not shareholders as of the record date, is 33,333 shares ($250,000), subject to our right to waive the maximum in our sole discretion. We reserve the right to accept or reject any subscriptions validly tendered.

Subscription Procedures

If you are an offeree in the limited public offering, you may subscribe for shares by properly completing and signing the subscription agreement, the form of which is attached as Appendix B to this prospectus, and delivering it, along with payment of the entire subscription price for all shares for which you are subscribing, to the escrow agent on or before the expiration date of the limited public offering.

The escrow agent for the limited public offering is T Bank, N.A. You may deliver your subscription agreement and payment to the escrow agent by mail, by overnight courier or by hand delivery to the following addresses:

By Mail or Overnight Courier:	By Hand:
T Bank, N.A., escrow agent for T Bancshares, Inc. Attn: Patrick G. Adams, President 16000 Dallas Parkway, Suite 125 Dallas, Texas 75248	T Bank, N.A., escrow agent for T Bancshares, Inc. Attn: Patrick G. Adams, President 16000 Dallas Parkway, Suite 125 Dallas, Texas 75248

We have provided an envelope that you may use for mail delivery, but your method of delivery is your choice and you bear the risk of a failed or late delivery. If you use mail delivery, we recommend registered mail. In any event, you must deliver the subscription agreement and subscription funds so that they are received by the escrow agent no later than the expiration date of the limited public offering. Please allow adequate time for delivery based upon your chosen method.

We will resolve any issues relating to whether your subscription is timely and proper, and our determination will be final and binding. If your subscription is defective, we may reject it, waive the defect or allow you to correct it, in our sole discretion. Neither we nor the escrow agent has a duty to notify you of any defect in your subscription. You are solely responsible for the timely and proper submission of your subscription agreement and payment.

YOUR SUBSCRIPTION, ONCE MADE, IS IRREVOCABLE.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to T Bank, N.A., as escrow agent for T Bancshares, Inc., drawn upon a U.S. bank;

•	postal or express money order payable to the escrow agent; or

•	wire transfer of immediately available funds to the escrow account maintained by the escrow agent at T Bank, N.A.

We will not honor payment received after the expiration date of the limited public offering, and the escrow agent will return your payment to you, without interest, as soon as practicable. The escrow agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the escrow agent;

•	receipt by the escrow agent of any certified check or bank draft, drawn upon a U.S. bank;

•	receipt by the escrow agent of any postal or express money order; or

•	receipt of collected funds in the escrow agent’s account.

If you are an offeree in the limited public offering and elect to participate, we urge you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the limited public offering. If you send an uncertified check, payment will not be deemed to have been received by the escrow agent until the check has cleared. If you send a certified check or bank draft drawn upon a U.S. bank, a postal or express money order, or wire or transfer funds directly to the escrow account, payment will be deemed to have been received by the escrow agent immediately upon receipt of such instruments and wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on __________, 2008, which is the expiration of the limited public offering, unless extended by us. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription payment by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the limited public offering to ensure such payment is both received and cleared by such date.

We will not consider your subscription received until the escrow agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. You and your nominee bear the risk of delivery of all documents and payments and neither we nor the escrow agent have any responsibility for such deliveries.

The method of delivery of payment of the subscription amount to the escrow agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the limited public offering.

Questions

We are available to answer questions relating to the procedures and submission of payments in the limited public offering. You may contact Patrick Adams, our CEO, at (972) 720-9000, Monday through Friday during regular business hours.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 31, 2008, the record date, by:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The applicable percentage of ownership for each shareholder is based on 1,703,801 shares of common stock outstanding as of July 31, 2008,  except for shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable within sixty days of the record date, which are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise noted, the address for each shareholder listed below is c/o T Bancshares, Inc., 16000 Dallas Parkway, Suite 125, Dallas, Texas 75248.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class

Greater Than 5% Shareholders that is not a Director or Executive Officer:

Security Financial Life Insurance Company 4000 Pine Lake Road, P.O. Box 82248, Lincoln, Nebraska 68501-2248	120,000	(1)	6.96%

Directors and Named Executive Officers:
Patrick Adams	90,200	(2)	5.10%
Stanley Allred	17,000	(3) (4)	*
Dan Basso	35,000	(4) (5)	2.04%
Frankie Basso	38,000	(6)	2.22%
David Carstens	17,000	(3)	*
Ron Denheyer	17,000	(3)	*
Charles Holmes	2,000		*
Patrick Howard	200		*
Steven Jones	36,738	(7)	2.13%
Eric Langford	44,600	(8)	2.60%
Steven Lugar	23,000	(9)	1.34%
Charles Mapes	17,000	(3)	*
Thomas McDougal	17,000	(3)	*
Cyvia Noble	17,600	(10)	1.02%
Anthony Pusateri	17,000	(3)	*
Gordon Youngblood	17,000	(3)	*

All Directors and Executive Officers as a group (16 persons)	406,338	(11)	19.76%

* Represents less than 1% of the total shares outstanding (1,703,801) as of July 31, 2008.

(1)	Includes warrants to purchase 20,000 shares of common stock which are exercisable as of the date of this registration statement.

(2)
Includes warrants to purchase 10,000 shares of common stock, options to purchase 54,000 shares of common stock, all of which are exercisable as of the date of this registration statement and held by Mr. Adams, and 1,000 shares and 200 warrants owned directly by a trust for which Mr. Adams serves as co-trustee.

(3)	Includes warrants to purchase 7,000 shares of common stock which are exercisable as of the date of this registration statement.

(4)	Director Dan Basso is the father of Director Frankie Basso.

(5)	Includes warrants to purchase 10,000 shares of common stock which are exercisable as of the date of this registration statement.

(6)	Includes warrants to purchase 7,000 shares of common stock exercisable as of the date of this registration statement and 21,000 shares owned by a trust for which Mr. Basso serves as co-trustee.

(7)
Includes warrants to purchase 7,256 shares of common stock, options to purchase 15,000 shares of common stock, all of which are exercisable as of the date of this registration statement, and 1,200 shares owned directly by his children.

(8)	Includes warrants to purchase 10,000 shares of common stock and 9,600 shares owned directly by his children.

(9)	Includes warrants to purchase 8,000 shares of common stock which are exercisable as of the date of this registration statement.

(10)	Includes warrants to purchase 7,000 shares of common stock and 600 shares owned directly by trusts for her nephew and niece for which she serves as trustee.

(11)	Includes an aggregate of 155,456 shares which may be acquired through the exercise of warrants and shares which may be acquired within 60 days pursuant to the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Under Section 402 of the Sarbanes-Oxley Act of 2002, it is now unlawful for any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer. This prohibition does not apply to loans that were made on or prior to July 30, 2002, or certain types of loans described in Section 402 that are (i) made available by the issuer in the ordinary course of the issuer’s consumer credit business; (ii) of a type generally made available by such issuer to the public; and (iii) made by the issuer on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

Section 402 also does not apply to loans by an insured depository institution, such as the Bank, if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. We believe that all related transactions comply with Section 402 of the Sarbanes-Oxley Act or have been made pursuant to a valid exception from Section 402 of the Sarbanes-Oxley Act.

Certain of our officers, directors and principal shareholders and their affiliates have had transactions with the Bank, including borrowings and investments in certificates of deposit. Our management believes that all such loans and investments have been and will continue to be made in the ordinary course of business of the Bank on substantially the same terms, including interest rates paid and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and do not involve more than the normal risk of collectibles or present other unfavorable features.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt, transfer, exercise, sale and expiration of subscription rights received by them in the rights offering. The discussion and counsel's tax opinion are based on the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law (the “Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions in effect as of the date hereof, all of which are subject to change or differing interpretation, possibly with retroactive effect. However, the discussions do not address all of the tax consequences that may be relevant to you if you are subject to special treatment under U.S. federal income tax laws, if you do not hold your subscription rights (or stock in the company) as capital assets, or if you did not acquire your subscription rights from the Company. We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to any federal tax consequence. Instead, we have obtained and will rely on a tax opinion letter from Hunton & Williams LLP, counsel to the Company and the discussion below is based on the tax opinion letter. You are encouraged to read the tax opinion letter, which has been filed as Exhibit 8.1 to the registration statement of which this prospectus is a part. Such opinion is based on the accuracy of certain facts and representations and subject to the limitations therein.No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our common stock who holds such shares as a “capital asset” for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) or (ii) that was in existence as of August 20, 1996 and that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of its particular circumstances. For example, this discussion does not address:

•
tax consequences to U.S. holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred account, or retirement plans;

•	tax consequences to persons holding shares of our common stock or subscription rights as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. holders; or

•	any state, local, or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your own tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the exercise and lapse of the subscription rights.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect.

We intend to treat the distribution of subscription rights pursuant to the rights offering as a non-taxable transaction for United States federal income tax purposes. However, there can be no assurance that the IRS will take a similar view or would agree with the tax consequences described below. No advance tax ruling has been sought or obtained from the IRS regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. holder would ultimately prevail in a final determination by a court.

If the IRS were to take a contrary position with respect to this matter, by deeming the distribution of subscription rights to constitute a taxable distrubution, a person receiving a right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the right received, but only to the extent of current earnings and profits, if any. To the extent the deemed distribution exceeds current and accumulated earnings & profits, any excess would first be treated as a nontaxable recovery of basis in our common stock with respect to which the right was distributed, and then as a gain from the sale or exchange of stock. A U.S. holder's tax basis in a right received in a taxable distribution would equal the fair market value of the right on the date of distribution and the holding period would begin on the day following the date of the distribution right.

The following discussion assumes the distribution of the subscription rights will be treated as a nontaxable distribution.

EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, AND EXPIRATION OF SUBSCRIPTION RIGHTS RECEIVED IN THE RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Receipt, Exercise, and Expiration of the Subscription Rights

For U.S. federal income tax purposes, a U.S. holder should not recognize income, gain, or loss upon its receipt of subscription rights in the rights offering, the expiration of such subscription rights, or its exercise of such subscription rights.

A U.S. holder’s tax basis in its subscription rights received in the rights offering will depend upon the relative fair market value of the subscription rights received by such holder and our common stock owned by the U.S. holder at the time the subscription rights are distributed by us. If either (1) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common stock with respect to which the subscription rights are received or (2) such U.S. holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common stock held to the subscription rights, then, upon exercise or sale of the subscription rights, the U.S. holder’s basis in its shares of our common stock with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us. If the subscription rights received by a U.S. holder have a fair market value that is less than 15% of the fair market value on such date of the shares of our common stock with respect to which the subscription rights are distributed by us, the U.S. holder’s basis will be zero, unless the holder elects to allocate the basis in its shares of our common stock, as discussed in the previous sentence. A U.S. holder who allows a subscription right received in the rights offering to expire will not recognize gain or loss, and such holder’s tax basis in the shares of our common stock with respect to which the subscription rights are received will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

A U.S. holder’s basis in the shares of our common stock acquired through the exercise of subscription rights should equal the sum of the subscription price paid for the shares and the U.S. holder’s tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised. If a U.S. holder sells subscription rights received in this rights offering, the U.S. holder’s tax basis, if any, in the subscription rights will be used to determine the U.S. holder’s gain or loss on the sale of the subscription right.

Notwithstanding the foregoing, if a U.S. holder exercises subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold, and (3) the impact of such allocation on the basis of the shares of our common stock acquired through the exercise of such subscription rights. If a U.S. holder exercises the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, such U.S. holder should consult its tax advisors.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

A U.S. holder will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and the U.S. holder’s basis in our common stock. The capital gain or loss will be long-term if the U.S. holder’s holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15%. Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If the U.S. holder has held the shares of our common stock for one year or less, the capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The deductibility of capital losses by shareholders may be limited.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to a U.S. holder as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. Dividends received by noncorporate (individual) holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder's capital gain tax rate (a maximum rate of 15%) provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by noncorporate holders of our common stock in subsequent taxable years will be taxed as ordinary income at a maximum rate of 35%. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of the U.S. holder’s basis in our common stock will be treated as gain from the sale or exchange of such common stock.

Backup Withholding

A U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if the U.S. holder (1) fails to furnish your social security or other taxpayer identification number, or TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that the U.S. holder is not subject to backup withholding.

Employee Plan Considerations

Shareholders whose shares are in employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to the employee retirement plan (other than rollover contributions or trustee-to-trustee transfers from other employee retirement plans) in order to exercise subscription rights would be treated as contributions to the employee retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess of nondeductible contributions. In the case of employee retirement plan qualified under Section 401(a) of the Code and certain other employee retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. In addition, there may be other adverse tax and ERISA consequences if subscription rights are sold or transferred by an employee retirement plan or individual retirement account.

Employee retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of subscription rights, they may become subject to the tax on unrelated business taxable income (“UBTI”) under Section 511 of the Code. If any portion of an IRA is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.

ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may affect the exercise of subscription rights. Due to the complexity of these rules and the penalties for noncompliance, employee retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of subscription rights under ERISA and the Code.

PLAN OF DISTRIBUTION

We intend to issue subscription rights and distribute copies of this prospectus to those persons who are holders of common stock as of the record date of 5:00 p.m., New York City time, on July 31, 2008. Upon completion of the rights offering, we intend to issue shares of our common stock directly to those persons who properly exercised their subscription rights prior to the expiration of the rights offering. While we are conducting the rights offering, we will also conduct a limited public offering of the shares of common stock to certain offerees, in our sole discretion. After determining the number of shares of our common stock to be issued pursuant to basic subscription rights and oversubscription privileges, we intend to accept subscriptions for any remaining shares offered by the prospectus, if any, received from those persons who properly subscribed to purchase shares prior to the expiration of the limited public offering.

There is no established public market for the common stock. Our common stock is not listed on any exchange, and we do not intend to apply for any listing. Our common stock has been traded in on the OTCBB under the symbol “TBNC.OB” and trading on such market is highly illiquid and volatile. The company is not applying for listing of the subscription rights on any exchange or dealer quotation system, and we cannot provide any assurances that holders of subscription rights will be able to transfer their subscription rights on an over-the-counter market or the pink sheets.

Certain of our employees, officers or directors may solicit responses from you to the rights offering and the limited public offering, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation. Our employees, officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

We have not agreed to enter into any standby or other arrangements to purchase any rights or any shares of common stock. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

We will pay the fees of American Stock Transfer & Trust Company, the subscription agent, which are estimated to be approximately $35,000. We will also reimburse the subscription agent for any out-of-pocket expenses and indemnify it for any losses. We will also pay the fees of T Bank, N.A., the escrow agent, which are estimated to be approximately $3,000. We will reimburse the escrow agent for any out-of-pocket expenses and indemnify it for any losses.

Other than the agreements with Bank Advisory Group, the subscription agent and the escrow agent, as described herein, we do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock in connection with this rights offering.

DETERMINATION OF SUBSCRIPTION PRICE AND OPINION OF FINANCIAL ADVISOR

We have retained The Bank Advisory Group, L.L.C. (“Bank Advisory Group”) as our financial advisor in connection with the offering. Bank Advisory Group is a specialized consulting firm focusing on providing stock valuations together with traditional merger and acquisition advisory services exclusively to financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based financial institutions.

Bank Advisory Group has delivered its written opinion to our board of directors, dated the date of this prospectus, that, based upon and subject to the various considerations set forth therein, the offering price in the rights offering is fair, from a financial point of view, to our existing shareholders.

The full text of Bank Advisory Group’s opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix A to this prospectus and is incorporated herein by reference, and should be read in its entirety in connection with this prospectus. The summary of the opinion of Bank Advisory Group set forth in this prospectus is qualified in its entirety by reference to the full text of such opinion.

Bank Advisory Group was initially asked to determine the fairness, from a financial point of view, of the offering price to our existing shareholders, utilizing financial data as of March 31, 2008. However, in view of the substantially dynamic performance of the U.S. economy and its impact on publicly-traded banking stocks and the publicly-traded stock markets as a whole, Bank Advisory Group was requested to revisit its underlying financial analysis on which its fairness opinion was based, utilizing both June 30, 2008 financial data for the company and for publicly-traded banking stocks, as well as a more recent review of the pricing characteristics and related financial performance for publicly-traded banking stocks.

In arriving at its opinion, Bank Advisory Group reviewed and analyzed among other things, the following: (1) the prospectus; (2) the financial statements of the company; (3) certain other publicly available financial and other information regarding the company; (4) publicly available information about other banking organizations, the trading markets for their securities and the nature and terms of certain other transactions relevant to Bank Advisory Group’s inquiry; (5) the competitive and economic outlook for the company’s trade area; (6) the book value and financial condition of the company; (7) the future earnings and dividend paying capacity of the company; (8) previous sales of the company’s common stock; and, (9) the prevailing market prices for selected publicly-traded banking organizations in the United States. Bank Advisory Group held discussions with senior management of the company about the past and current operations, financial condition and prospects, as well as the results of the company’s regulatory examinations.

In conducting its review and in arriving at its opinion, Bank Advisory Group relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify that information. Bank Advisory Group did not make or obtain any evaluations or appraisals of the properties of the company, nor did it examine any individual loan files. For purposes of the fairness opinion, Bank Advisory Group assumed that the rights offering will have the tax, accounting and legal effects described in this prospectus and relied, as to legal matters, exclusively on counsel to the company and the accuracy of the disclosures set forth in this prospectus.

As more fully discussed below, Bank Advisory Group considered those financial and other factors as it deemed appropriate under the circumstances, including among others the following: (1) the historical and current financial position and results of operations of the company, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on stockholders’ equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for the company; and (2) the assets and liabilities of the company, including the loan portfolio, deposits, other liabilities, historical and current liability sources and costs and liquidity. Bank Advisory Group also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Bank Advisory Group’s opinion is necessarily based upon conditions as they existed and can be evaluated only on the date of its opinion and the information made available to it through that date.

In connection with rendering its fairness opinion to the company’s board of directors, Bank Advisory Group performed certain financial analyses, which are summarized below. Additionally, in consideration of the current U.S. commercial banking environment, both public and private, Bank Advisory Group reviewed the company’s actual earnings performance for the first half of 2008, together with the pricing characteristics and related financial traits for selected publicly-traded banking organizations in the United States as of September 19, 2008. Bank Advisory Group believes that its analyses must be considered as a whole, and that selecting portions of the analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the methodologies and the processes underlying the fairness opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analysis, Bank Advisory Group made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the company. Any estimates contained in Bank Advisory Group’s analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which those companies or their securities may actually be sold.

Bank Advisory Group developed earnings projections for the company for the years 2008 through 2019. The financial forecasts and projections of the company prepared by Bank Advisory Group were based on discussions with senior management of the company, projections provided by the company, and Bank Advisory Group’s own assessment of general economic, market and financial conditions. All that information was reviewed with management of the company. The forecasts and projections prepared by Bank Advisory Group were based on many variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in those forecasts and projections.

In order to determine the fairness of the offering price, Bank Advisory Group considered net asset value, market value, and investment value approaches, as explained below.

Net Asset Value Method. Net asset value is the value of the net equity of a corporation, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern, such as the interrelationship among the corporation’s assets, liabilities, customer relations, market presence, image and reputation and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

Market Value Method. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm’s-length transaction. The market value method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. However, the relative thinness of the specific market for common stock being appraised may result in the need to review alternative markets for comparative pricing purposes. The “hypothetical” fair market value for the shares of a banking organization with a thin market for its stock is normally determined by creating a universe of national, regional or state publicly-traded common stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised banking organization from the pricing characteristics of the national, regional or state publicly-traded banking organizations. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this valuation study were: (1) price to tangible book value; (2) price to earnings; (3) price to assets; and, (4) price to deposits.

Bank Advisory Group’s market value analysis, however, considered that (1) certain nonfinancial characteristics for the selected publicly-traded banking organizations in the United States might vary from the company; and (2) the average financial performance of the selected publicly-traded banking organizations in the United States might vary, sometimes significantly, from those of the company. The analysis performed by Bank Advisory Group initially valued the common stock at $7.35 per share. This “preliminary Market Value Approach fair market value per share” resulted solely from financial comparisons with selected publicly-traded banking organizations in the United States. Given that nonfinancial differences between the company and the selected publicly-traded banking organizations in the United States were not perceived by Bank Advisory Group to be material in nature, Bank Advisory Group concluded that the previously-determined initial fair market value per share of $7.35 for the common stock need not be adjusted. Accordingly, the absence of an adjustment to account for nonfinancial differences between the company and the selected publicly-traded banking organizations in the United States produced a Market Value Approach fair market value per share of $7.35 for the common stock.

Investment Value. The investment or earnings value of any banking organization’s stock is, simply stated, an estimate of the present value of the future benefits, usually earnings, cash flow, or dividends, that will accrue to the stock. Bank Advisory Group’s determination of an investment value is comprised of two major components: the present value of annual future earnings as projected for a certain number of periods; and, the residual value as determined at the end of the projected number of periods. Bank Advisory Group believes the utilization of net earnings, rather than cash flows, for the calculation of the present value and the residual value is appropriate given the minimal level of long-term, non-earning investments typically held by a community banking organization. Thus, for most community banking organizations, the absence of significant investments in fixed assets, with the related small amounts of depreciation and/or amortization expense, produces little variance between the net earnings and cash flow streams. Additionally, the utilization of net earnings in calculating the present value and/or residual value of benefits is a widely understood and accepted practice in the valuation of financial institutions.

Bank Advisory Group first calculated the present value of the company’s net earnings for the twelve years subsequent to the June 30, 2008 valuation date utilizing an appropriate capitalization rate (the present value discount rate). Bank Advisory Group utilized its twelve-year projections for the company as the fundamental basis for the earnings stream employed in the present value calculation. Bank Advisory Group’s financial projections were based on our analysis of the banking industry, market area, and current financial condition and historical levels of growth and earnings for the company, as well as information provided by the management of the company. The present value of these earnings projections, using a present value discount rate of 12.91%, equaled $3.62 per share. We note that the discount rate, sometimes also referred to as the required rate of return, represents the rate that a reasonably informed investor would employ to discount an earnings or cash flow stream so as to calculate the present value of the earnings or cash flow stream.

Bank Advisory Group then determined a residual or terminal value at the end of the twelfth projected year, utilizing a discount rate of 12.91%, together with a 4.25% annual growth rate in earnings for twelve-month periods subsequent to June 30, 2019, producing a residual value of $4.13 per share. In consideration that the assumed investment horizon of likely buyers of the company’s shares is undefined, but is presumed to be long-term, the rate of growth applied to the company’s earnings must be one that could reasonably be expected to be sustained indefinitely. Over a prolonged period of time, it is practically impossible to sustain growth at a rate that exceeds the sum of the anticipated rate of inflation plus the expected overall population growth for the trade area(s), as further influenced by the presumed degree of competition from both current and future competitors. Accordingly, given the current rate of inflation and the existing interest rate environment, together with the company’s likely long-term growth prospects, Bank Advisory Group believes the annual growth rate assumed for the company’s earnings is reasonable and defensible.

The combination of the $3.62 present value of the company’s net earnings stream and the $4.13 residual value produced an “Investment Value Approach fair market value” of $7.75 per share.

After considering the $7.35 per share value derived from the Market Value Approach and the $7.75 per share value using the Investment Value Approach, and applying several other factors and judgment, the fair market value midpoint per share conclusion for the common stock was determined to be $7.55 per share, excluding the application of any “marketability/liquidity” discount. However, we note that the company requested a range of fair market values in lieu of a single fair market value conclusion. Accordingly, we utilized our fair market value midpoint conclusion of $7.55 per share to determine a fair market value range conclusion of $7.25 - $7.85 per share.

Both the Market Value Approach and the Investment Value Approach, as discussed above and considered in concert, support the fairness of the $7.50 per share offering price. Based on, but not limited to its initial and subsequent analyses, Bank Advisory Group is of the opinion that the offering price to the shareholders of company is fair, from a financial point of view, to the shareholders of the company. You are encouraged to read the fairness opinion in its entirety. The full text of the fairness opinion is attached as Appendix A to this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the validity of the subscription rights and the shares of our common stock issuable upon exercise of the subscription rights as well as the shares of our common stock offered by this prospectus in the limited public offering have been passed upon for us by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements for the years ended December 31, 2007 and December 31, 2006, appearing in the company's Annual Report on Form 10-KSB for the year ended December 31, 2007, have been incorporated by reference in reliance on the report of Weaver and Tidwell, LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus, and in the documents incorporated herein by reference, constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to us on the dates noted, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results may differ materially from those in such forward-looking statements due to fluctuations in interest rates, inflation, government regulations, economic conditions, customer disintermediation and competitive product and pricing pressures in the geographic and business areas in which we conduct operations, including our plans, objectives, expectations and intentions and other factors discussed under the section entitled “Risk Factors,” beginning on page 9, which is incorporated herein by reference and includes the following:

•	we have limited operating history upon which to base an estimate of our future financial performance;

•
if we are unable to implement our business plan and strategies, we will be hampered in our ability to develop business and serve our customers, which, in turn, could have an adverse effect on our financial performance;

•	we are subject to significant government regulation and legislation that increases the cost of doing business and inhibits our ability to compete;

•	we are subject to certain agreements with our regulatory authorities that require us to meet certain criteria which if we do not do may result in further regulatory action against us.

•	the regulatory capital requirements imposed on the Bank could have an adverse effect on our financial performance and growth;

•	if we fail to retain our key employees, growth and profitability could be adversely affected;

•	we face substantial competition in our primary market area;

•	we compete in an industry that continually experiences technological change, and we may not be able to compete effectively with other banking institutions with greater resources;

•	the Bank’s current legally mandated lending limits are lower than those of our competitors, which may impair our ability to attract borrowers;

•	an economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance;

•
changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as other factors, will affect the demand for loans and the ability of the Bank to attract deposits;

•
changes in the general level of interest rates and other economic factors can affect the Bank’s interest income by affecting the spread between interest-earning assets and interest-bearing liabilities;

•	we have no current intentions of paying cash dividends;

•	we may not be able to raise additional capital on terms favorable to us; and

•	our directors and executive officers beneficially own a significant portion of our outstanding common stock.

These factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.  We incorporate into this prospectus by reference the documents listed below that we have filed with the SEC (except for such documents or portions thereof that state that they are furnished, but not filed, with the SEC). We hereby incorporate by reference the following documents:

1.	Our Annual Report on Form 10-KSB for the year ended December 31, 2007;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

3.	Our Current Reports on Form 8-K filed with the SEC on April 30, 2008, June 25, 2008, July 15, 2008 and July 29, 2008;

4.	Our Proxy Statement filed on Schedule 14A on April 30, 2008; and

4.	The descriptions of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act.

Any statement contained in a document that is incorporated by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Patrick Adams, CEO, T Bancshares, Inc., 16000 Dallas Parkway, Suite 125, Dallas, Texas 75248. Telephone requests may also be directed to: (972) 720-9000. We maintain an internet site at http://www.tbank.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the company. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part (i) upon written or oral request, and (ii) at no cost to you. If you would like to request any reports or documents from the company, please contact Patrick G. Adams, President and CEO, at (972) 720-9000 or at padams@tbank.com.

APPENDIX A: THE BANK ADVISORY, L.L.C. GROUP FAIRNESS OPINION

APPENDIX B: SUBSCRIPTION AGREEMENT – LIMITED PUBLIC OFFERING

SUBSCRIPTION AGREEMENT

To Purchase the Common Stock of

T BANCSHARES, INC.
16000 Dallas Parkway, Suite 125
Dallas, Texas 75248
Attention: Patrick G. Adams, President

THE METHOD OF DELIVERY OF THIS SUBSCRIPTION AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS
(INCLUDING PAYMENT OF FUNDS) IS AT
THE ELECTION AND RISK OF THE SUBSCRIBER. IF DELIVERY IS BY
MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED,
IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME
SHOULD BE ALLOWED FOR TIMELY DELIVERY.

Ladies and Gentlemen:

You have notified me that T Bancshares, Inc. (the “Company”) intends to offer and sell (the “Limited Public Offering”) up to 1,069,052 shares of common stock, par value $0.01 per share (the “Shares”), at a purchase price of $7.50 per share, pursuant to the terms and subject to the conditions described in the Prospectus, dated ______, 2008, as it may be supplemented and amended (the “Prospectus”), which is incorporated into and made part of this Subscription Agreement (the “Agreement”). I understand that the only shares available for purchase in the Limited Public Offering are shares that are not purchased pursuant to the Company’s rights offering, as described in the Prospectus. I understand that the minimum subscription for offerees in the Limited Public Offering, who were not shareholders as of July 31, 2008, is 3,333 shares ($25,000), subject to the Company’s right to waive the minimum in its sole discretion. I understand that the maximum subscription for offerees in the Limited Public Offering, who were not shareholders as of July 31, 2008, is 33,333 shares ($250,000), subject to the Company’s right to waive the maximum in its sole discretion.

I understand that the Limited Public Offering is being made to certain individuals, at the Company’s sole discretion, who are residents of the State of Texas and who are either “accredited investors” or “well informed” “sophisticated investors.” Terms with their initial letter capitalized and not otherwise defined herein have the meanings given them in the Prospectus.

I understand that if the Limited Public Offering is terminated for any reason before my subscription is accepted, the amount of my subscription price will be returned to me at my address indicated below, without interest on the returned amount, within 30 days of termination of the Limited Public Offering. If my subscription is accepted (whether in whole or in part), I understand that I will receive certificates representing the Shares as soon as practicable after the expiration date of the Limited Public Offering.

For purposes of the Limited Public Offering, a “bona fide resident of the State of Texas” is an individual whose principal residence is located in Texas or a business organization with its principal office in Texas. A business organization formed for the purpose of acquiring securities of the Company pursuant to the Limited Public Offering will qualify as a bona fide Texas resident only if all of the beneficial owners of such entity are bona fide residents of Texas. I understand that for purposes of the Limited Public Offering, temporary residents of the State of Texas, such as military personnel, do not qualify to subscribe for stock offered pursuant to the Limited Public Offering.

1. Subscription.

(a) I hereby irrevocably subscribe to purchase from the Company the number of Shares set forth on the signature page hereof. This subscription is submitted to the Company in accordance with and subject to the terms and conditions described in this Agreement and the Prospectus.

(b) A duly executed and properly completed copy of this Agreement is being delivered to the Company, together with a check in the amount of the subscription price, which is $7.50, multiplied by the number of Shares for which I have subscribed.

(c) If my subscription is not accepted in whole or in part by the Company, the full or ratable amount, as the case may be, of any subscription payment received will be promptly refunded to me without deduction therefrom or interest thereon. I understand and agree that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and absolute discretion. Unless this subscription is accepted in whole or in part, or rejected in part, by the Company prior to the expiration date of the Limited Public Offering, as set forth in the Prospectus, this subscription will be deemed rejected in whole.

2. Representations and Warranties of the Subscriber. I hereby represent and warrant to, and agree with, the Company as follows: [PLEASE INITIAL APPLICABLE SPACE PROVIDED BELOW TO INDICATE ACKNOWLEDGMENT OF THE FOLLOWING REPRESENTATIONS WHERE APPLICABLE]

(a) Bona Fide Resident of the State of Texas. I am a bona fide resident of the State of Texas. I first learned of the investment contemplated herein in the State of Texas, and I intend that no state securities laws, other than those of such state, will govern this transaction. In the event that I cease to be a resident of Texas or cease to have my principal address in such state prior to purchasing and receiving evidence of ownership of the Shares of Common Stock, I will promptly notify the Company of such change.

(b) Accredited Investor Determination. I am an “accredited investor” as defined in Rule 109.13(l)(11) under the Texas Securities Act of 1957, as amended, and have initialed the “accredited investor” definition applicable to me (this representation is applicable only to accredited investors):

____  (i) any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

____  (ii) any natural person who had an individual or joint income with that person’s spouse in excess of $200,000 in each of the two most recent years and reasonably expects an income in excess of $200,000 in the current year;

____  (iii) any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

____  (iv) any person who purchases at least $150,000 of the securities being offered, where the purchaser’s total purchase price does not exceed 20% of the purchaser’s net worth at the time of sale, or joint net worth with that person’s spouse, for one or any combination of the following: (A) cash; (B) securities for which market quotations are readily available; (C) any unconditional obligation to pay cash or securities for which market quotations are readily available which obligation is to be discharged within five years of the sale of securities to the purchaser; or (D) the cancellation of any indebtedness owed by the issuer to the purchaser;

____  (v) any organization described in section 501(c)(3) of the Internal Revenue Code with total assets in excess of $5,000,000;

____  (vi) any entity in which all of the equity owners are accredited investors;

____  (viii) any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940; and

____  (ix) any bank as defined in section 3(a)(2) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; or any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000.

(c) No Public Solicitation. I have a preexisting business association, friendship or family tie with the Company or one or more of its principals, executive officers or directors. I did not learn of the Limited Public Offering as a result of or subsequent to any general solicitation, advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the air or radio, or presented at any seminar or meeting.

(d) Economic Loss and Sophistication. I am able to bear the economic risk of losing my entire investment in the Shares. My overall commitment to investments that are not readily marketable is not disproportionate to my net worth. My investment in the Shares will not cause such overall commitment to become excessive. Either alone or together with my purchaser representative, I have such knowledge and experience in financial and business matters that I am capable of evaluating the risks and merits of this investment. The aggregate subscription amount of the Shares to which I am subscribing is not more than 20% of my net worth (or joint net worth with my spouse).

(e) Power and Authority. I am authorized to enter into this Agreement and such other agreements, certificates, or other instruments as are executed by me or on my behalf in connection with my obligations under this Agreement or in connection with this subscription (collectively, “Subscriber Agreements”), to perform my respective obligations under each Subscriber Agreement, and to consummate the transactions that are the respective subjects of any Subscriber Agreement.

(f) Economic Loss and Sophistication. I am able to bear the economic risk of losing my entire investment in the Shares. My overall commitment to investments which are not readily marketable is not disproportionate to my net worth. My investment in the Shares will not cause such overall commitment to become excessive. I have such knowledge and experience in financial and business matters that I am capable of evaluating the risks and merits of this investment.

(g) Access. I acknowledge that (i) the Company has made all documents available to me including, but not limited to, this Agreement, a copy of all of the material records of the Company, and any and all additional agreements, documents, records and books that I (or my representatives) have requested relating to an investment in the Shares, (ii) I have had an opportunity to ask questions of, and receive answers from, the Company or a person acting on behalf of the Company concerning the terms and conditions of this investment, and (iii) all questions asked by me have been adequately answered to my satisfaction. I have had access to all information that I deem material to an investment decision with respect to an investment in the Shares.

(h) Reliance. I have relied solely on independent investigations conducted by me or my advisors in making a decision to subscribe for and purchase the Shares and acknowledge that no representations or agreements have been made to me other than those specifically set forth in this Agreement. I am not relying on any oral representation of any officer or director of the Company or any person purported to be acting on behalf of the Company. I am not relying on the Company with respect to the tax and other economic considerations of an investment and have consulted my own attorney, accountant or investment advisor with respect to an investment in the Shares.

(i) Speculative Investment. I am aware that (i) an investment in the Shares involves numerous risk factors, which I have carefully considered, (ii) no federal or state agency has passed upon the merits of the sale of the Shares, (iii) there is expected to be no public market for the Shares and it may not be possible for me to liquidate my investment in the Shares, and (iv) the Shares are a speculative investment involving a significant degree of risk for which there is no guarantee that I will recover my initial investment or realize any gain from any investment. I am able to hold the Shares indefinitely and to afford a complete loss of this investment.

(j) Investment Intent. I am acquiring the Shares for my own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities law, and I have no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization. The Shares are not being acquired, directly or indirectly, as nominee, trustee or representative of or for any other person or persons.

(k) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement by me, or on my behalf, and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in any violation of or default under any provision of any agreement, certificate, or other instrument to which I am a party or by which I or any of my properties am bound, or any permit, franchise, judgment, decree, statute, rule, regulation, or other law applicable to me or any of my businesses or properties.

(l) Performance Guarantee. None of the Company, any broker or dealer, any of the officers, directors, shareholders, partners, employees or agents of either, or any other persons, whether expressly or by implication, has represented, guaranteed or warranted that (i) the Company or I will realize any given percentage of profits and/or amount or type of consideration, profit or loss as a result of the Company’s activities or my investment in the Company; or (ii) the past performance or experience of the management of the Company, or of any other person, will in any way indicate the predictable results of the ownership of the Shares or of the Company’s activities.

(m) Effect and Time of Representations. The representations, warranties and agreements made by me as set forth in this Agreement are true, and have been complied with, as of the date of the execution of this Agreement and will be true, and will have been complied with, until such time as the subscription is accepted or rejected. If in any respect such representations, warranties or agreements are not true, or have not been complied with, as of any date set forth in the preceding sentence, I will promptly give written notice of such fact to the Company and will specify which representations, warranties or agreements are not true or have not been complied with, along with the reasons therefor. I acknowledge that the Company has relied and will rely upon my representations, warranties and agreements as set forth in this Agreement and that all such representations and agreements will survive the issuance and delivery of the Shares hereunder and will remain in effect thereafter. I hereby agree and acknowledge that this subscription is irrevocable with respect to me and agree and acknowledge that the agreements and representations herein set forth will become effective and binding upon me and my heirs, legal representatives, successors and assigns upon the Company’s acceptance hereof.

3. Indemnification. I understand the meaning and legal consequences of the representations, warranties and agreements set forth in this Agreement and agree to indemnify and hold harmless the Company, its officers, directors, employees, agents and controlling persons thereof, past, present or future, from and against any and all liabilities, losses, costs, damages and expenses, including costs and reasonable attorneys’ fees, arising out of or related to (i) the resale or other distribution by me of all or any portion of the Shares in violation of the Securities Act or of any applicable state securities laws, or (ii) any breach of any of my representations, warranties or agreements contained in this Agreement or in any other document provided by me to the Company in connection with my investment in the Shares.

4. Miscellaneous.

(a) This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may be modified only by a written instrument duly executed by the party to be charged.

(b) All notices or communications required or permitted to be made hereunder must be in writing, duly signed by the party giving such notice or communication and will be by hand, by a nationally recognized overnight courier service, by registered or certified mail, postage prepaid, or by facsimile transmission, receipt confirmed, as follows (or at such other address for a party as will be specified by like notice): (i) if to the Company, at the address set forth on the first page hereof, or (ii) if to me, at the address set forth on the signature page hereof. Any notice or other communication given by certified mail will be deemed given at the time of certification thereof, except for a notice changing a party address which will be deemed given at the time of receipt thereof. Any notice or other communication given by other means permitted by this Section 4(b) will be deemed given at the time of receipt thereof.

(c) Neither this Agreement, nor any interest herein, will be assignable or transferable by me in whole or in part except by operation of law. The representations, warranties and agreements contained herein will be binding upon my heirs, legal representatives, successors and assigns, and will inure to the benefit of the Company’s successors and assignees.

(d) The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof. All references to “Sections” contained herein unless otherwise defined herein, are references to sections of this Agreement. Whenever the singular number is used herein, the same includes the plural where appropriate, words of any gender include each other gender where appropriate, and the word “person” includes an individual or entity.

(e) This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

(f) This Agreement has been negotiated and will be consummated in the State of Texas and will be governed by and construed in all respects in accordance with the laws of the State of Texas applicable to contracts executed and performed solely in such state, without giving effect to principles governing conflicts of law. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of Texas and of any federal court located in such state in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 4(b). Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served must appear or answer such summons, complaint or other process. Should the party so served fail to appear or answer within such 30-day period or such extended period, as the case may be, such party will be deemed in default and judgment may be entered against such party for the amount as demanded in any summons, complaint or other process so served.

(g) If any provision of this Agreement, or the application thereof, is for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid, illegal or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

(h) This Agreement does not create, and will not be construed as creating, any rights enforceable by any person not a party to this Agreement.

IN WITNESS WHEREOF, I have executed this Subscription Agreement as of the date set forth below.

Subscription Commitment:

Number of Shares: __________
Subscription Price: __________
(No. of Shares x $7.50)

TRUST OR OTHER ENTITY	INDIVIDUAL SUBSCRIBER
SUBSCRIBER	(and Spouse if Joint Subscriber)

___________________________	____________________________________
(Name of Entity)	(Signature)

____________________________________
(Print Name)

By: __________________________________	____________________________________
(Signature and Title)	(Signature)

____________________________________
(Print Name)

Date: _________________, 2008

******************************************************************************

ACCEPTANCE OF SUBSCRIPTION
(to be completed by and at the discretion of the Company)

The foregoing subscription is hereby accepted by the Company on this _____ day of ________________, 2008, with respect to the number of Shares indicated below.

T BANCSHARES, INC.

By: _______________________________
_______________________________
(Print Name and Title)

Number of Shares:______________

SUBSCRIPTION DATA SHEET
(Please Print or Type)

1. Name:  ___________________________________________________________

2. Marital Status:  _____________________________________________________

3. Residence Address and Telephone:          _________________________________
    (Do not use a Post Office Box                  _________________________________
    Address)                                                    _________________________________

4. Business Address and Telephone:            _________________________________
                    _________________________________
                    _________________________________
                    _________________________________

5. Preferred mailing address:
    (Check one)                   (   ) Residence
(   ) Business
(   ) Other:            ________________________________
________________________________
________________________________

If the Common Stock is to be held by more than one person, please check if to be held as:

_____ (1) Tenants in common
_____ (2) Tenants by the entireties
_____ (3) Joint tenants with rights of survivorship and not as tenants in common
_____ (4) Under Uniform Transfer to Minors Act: If so, indicate name of Custodian:

__________________________________________________________
Name of Custodian

IF THE SHARES ARE TO BE HELD BY MORE THAN ONE PERSON AND IF NO OTHER INDICATION IS MADE, IT WILL BE ISSUED TO THE INDIVIDUALS AS TENANTS IN COMMON.

FEDERAL INCOME TAX BACKUP WITHHOLDING

In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Company with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

Under penalties of perjury, I certify that: (i) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.	Social Security or Employer Identification No.

1,069,052 Shares

Common Stock
___________________________

PROSPECTUS
___________________________

_______________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$315
Blue Sky fees and expenses	2,100
Printing, postage and mailing expenses	10,000
Legal and accounting fees and expenses	75,000
Subscription agent and escrow agent fees and expenses	38,000
Miscellaneous	5,000

Total	$130,415
_____
* To be completed by amendment

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Article 2.02-1 of the Texas Business Corporation Act, as amended, authorizes us to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending, or completed action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the threatened, pending, or completed action, suit or proceeding. We are required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with a threatened, pending, or completed action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the corporation’s articles of incorporation or any bylaw, agreement vote of shareholders or disinterested directors, or otherwise. In particular, our Articles of Incorporation, as amended, provide for the indemnification by us of our officers and directors to the fullest extent permitted by law.

We maintain an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

  ITEM 16. EXHIBITS

See Exhibit Index attached hereto and incorporated herein by reference.

  ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on October 3, 2008.

T BANCSHARES, INC.

/s/ Patrick G. Adams
Patrick G. Adams
President and Chief Executive Officer (Principal Executive Officer)

/s/ Terry Purchal
Terry Purchal
Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement filed on Form S-1 has been signed by the following persons on this 3rd day of October, 2008, in the capacities indicated.

/s/ Patrick G. Adams	*
Patrick G. Adams; Director, President and CEO	Eric Langford; Director

*	*
Stanley Allred; Director	Steven Lugar; Director

*	*
Dan Basso; Director, Chairman	Charles Mapes; Director

*	*
Frankie Basso; Director	Thomas McDougal; Director

*	*
David Carstens; Director	Cyvia Noble; Director

*	*
Ron Denheyer; Director	Anthony Pusateri; Director

*	*
Patrick Howard; Director	Gordon Youngblood; Director

*
Steven Jones; Director

* By:	/s/ Patrick G. Adams
Patrick G. Adams
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1
Articles of Incorporation of the Registrant (incorporated by reference from exhibits to the Registration Statement on Form SB-2 filed by the Registrant with the SEC on December 15, 2003 and as amended by those certain Articles of Amendment filed as exhibit 3.1 to the Quarterly Report on Form 10-QSB filed by the Registrant with the SEC on August 14, 2007) *

3.2	Bylaws of the Registrant (incorporated by reference from exhibits to the Current Report on Form 8-K filed by the Registrant with the SEC on April 30, 2008) *

4.1
Specimen Common Stock Certificate (incorporated by reference from exhibits to the Registration Statement on Form SB-2 filed by the Registrant with the SEC on December 15, 2003 and as amended on June 11, 2007 and as supplemented pursuant to Rule 424(b)(3) on October 11, 2007) *

4.2
Specimen Warrant Certificate (incorporated by reference from exhibits to the Registration Statement on Form SB-2 filed by the Registrant with the SEC on December 15, 2003, as amended on June 11, 2007 and as supplemented pursuant to Rule 424(b)(3) on October 11, 2007) *

4.3	Form of Subscription Rights Certificate *

5.1	Legal opinion of Hunton & Williams LLP *

8.1	Tax opinion of Hunton & Williams LLP (filed herewith)

10.1
T Bancshares, Inc. (f/k/a First Metroplex Capital, Inc.) 2005 Incentive Plan (incorporated by reference from the Registration Statement on Form S-8 filed by the Registrant with the SEC on September 20, 2005) * +

10.2	Form of Incentive Stock Option Agreement (incorporated by reference from the Registration Statement on Form S-8 filed by the Registrant with the SEC on September 20, 2005) * +

10.3	Form of Non-Qualified Stock Option Agreement (incorporated by reference from the Registration Statement on Form S-8 filed by the Registrant with the SEC on September 20, 2005) * +

10.4
T Bancshares, Inc. (f/k/a First Metroplex Capital, Inc.) Organizers’ Warrant Agreement dated November 2, 2004 (incorporated by reference from exhibits to the Registration Statement on Form SB-2 filed by the Registrant with the SEC on December 15, 2003, as amended on June 11, 2007 and as supplemented pursuant to Rule 424(b)(3) on October 11, 2007) *

10.5
T Bancshares, Inc. (f/k/a First Metroplex Capital, Inc.) Shareholders’ Warrant Agreement dated November 2, 2004 (incorporated by reference from exhibits to the Registration Statement on Form SB-2 filed by the Registrant with the SEC on December 15, 2003, as amended on June 11, 2007 and as supplemented pursuant to Rule 424(b)(3) on October 11, 2007) *

10.6
Extension of term of Initial Shareholder Warrants (incorporated by reference from exhibits to the Registration Statement on Form SB-2 filed by the Registrant with the SEC on December 15, 2003, as amended on June 11, 2007 and as supplemented pursuant to Rule 424(b)(3) on October 11, 2007) *

10.7
Form of Employment Agreement by and between T Bancshares, Inc. and Patrick Howard (incorporated by reference from exhibits to the Current Report on Form 8-K filed by the Registrant with the SEC on September 5, 2007) * +

10.8
Form of Employment Agreement by and between T Bancshares, Inc. and Steve Jones (incorporated by reference from exhibits to the Current Report on Form 8-K filed by the Registrant with the SEC on October 5, 2007) * +

21.1	List of Subsidiaries of T Bancshares, Inc. *

23.1	Consent of Weaver and Tidwell, LLP (filed herewith)

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5.1 hereto)

24.1	Power of attorney (appears on signature page to the Registration Statement on Form S-1 filed by the Registrant with the SEC on July 30, 2008) *

99.1	Form of Instructions as to Use of Rights Certificates *

99.2	Form of Letter to Shareholders *

99.3	Form of Letter to Beneficial Holders *

99.4	Form of Letter to Clients *

99.5	Form of Nominee Holder Certification *

99.6	Beneficial Holder Election Form *

99.7	Form of Notice of Guaranteed Delivery for Rights Certificates *

99.8	Subscription Agreement for Limited Public Offering *

99.9	Subscription Agent Agreement between Registrant and American Stock Transfer & Trust Co., as Subscription Agent *

99.10	Escrow Agreement between Registrant and T Bank, N.A., as Escrow Agent *
_________________

*	Previously filed.

+	Indicates a compensatory plan or contract.